Exhibit 2.10

The Banks and Financial Institutions Named Herein
as Original Lenders
Wilmington Trust (London) Limited
as Facility Agent
Terapon Funding Designated Activity Company
as Borrower
UNSECURED TERM LOAN AGREEMENT

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CONTENTS

Clause        Page
1.    Definitions and Interpretation    1
2.    Availability    27
3.    Drawdown    28
4.    Fees, Interest, Repayment and Prepayment    30
5.    Representations and Warranties    37
6.    Undertakings and Covenants – General    39
7.    Undertakings and Covenants – FATCA    41
8.    Financial Covenants    42
9.    Acceleration Following Default    43
10.    Application of Sums Received    43
11.    Indemnities    46
12.    Change in Circumstances    50
13.    Mitigation    53
14.    Role of Facility Agent    54
15.    Set-off    64
16.    Notices    65
17.    Confidentiality    66
18.    Consents and Related Matters    67
19.    Miscellaneous    68
20.    Transfers    72
21.    Contracts (Rights of Third Parties) Act 1999    74
22.    Governing Law and Jurisdiction    75
23.    Contractual Recognition of Bail-In    76

Schedule 1	Original Lenders
Schedule 2	Conditions Precedent
Schedule 3	Replacement Reference Rate Terms
Schedule 4	Daily Non-Cumulative Compounded RFR Rate
Schedule 5	Form of Drawdown Notice
Schedule 6	Form of Transfer Certificate
Schedule 7	Form of Note

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THIS UNSECURED TERM LOAN AGREEMENT (this “Agreement”) is made on ________________ 2024
BETWEEN:
(1)    The Banks and Financial Institutions listed in Schedule 1 (each an “Original Lender” and, together, the “Original Lenders”);
(2)    Wilmington Trust (London) Limited, a company incorporated and existing under the laws of England, having its registered office at Third Floor, 1 King’s Arms Yard, London EC2R 7AF, England, in its capacity as agent of the Lenders (the “Facility Agent”); and
(3)    Terapon Funding Designated Activity Company, a designated activity company with limited liability incorporated under the laws of Ireland with registered number 760130, having its registered office at Aviation House, Shannon, Co. Clare, V14 AN29, Ireland (the “Borrower”).
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement, except where the context otherwise requires:
“Acceleration Notice” has the meaning given to that term in clause 9;
“Accrued Amounts” has the meaning given to that term in clause 20.5;
“Acquired Company” means International Lease Finance Corporation, a California Corporation;
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which AerCap Holdings or any of its Subsidiaries (a) acquires all or substantially all of the assets of any firm, corporation, limited liability company or other Person, or business unit or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes for the members of the board of directors) of the capital stock of a Person;
“AerCap Group” means AerCap Holdings and its Subsidiaries from time to time;
“AerCap Group Company” means any member of the AerCap Group;
“AerCap Holdings” means AerCap Holdings N.V., a public company with limited liability (a “naamloze vennootschap”) incorporated under the laws of The Netherlands, having its corporate seat in Amsterdam, The Netherlands and its principal place of business at AerCap House, 65 St. Stephen’s Green, Dublin 2,

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Ireland, and registered with the Amsterdam Chamber of Commerce with trade register number 34251954;
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;
“Aircraft Assets” means "Flight Equipment held for Operating Lease [net]," plus "Net Investment in Direct Finance Leases," plus "Inventory" plus "Lease Premium" plus "End of Lease Assets", plus "Prepayments on Flight Equipment" (or such substantially similar terms for such substantially similar assets as may be used from time to time);
“Applicable Law” includes, without limitation, all applicable (a) laws, by-laws, statutes, decrees, acts, codes, legislation, treaties, conventions and similar instruments and, in respect of any of the foregoing, any instrument passed in substitution therefor or re-enactment thereof or for the purposes of consolidation thereof with any other instrument or instruments, (b) final judgments, orders, determinations or awards of any court from which there is no right of appeal or if there is a right of appeal that appeal is not prosecuted within the allowable time, and (c) rules and regulation of any Government Entity;
“Applicable Rate” means in respect of any Interest Period, the rate per annum equal to the aggregate of (a) the Margin and (b) the Reference Rate for that Interest Period on the relevant Quotation Date;
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;
“Availability Period” means the period from (and including) the Signing Date to (and including) the date which is fifteen (15) Banking Days after the Signing Date or such later date as the Facility Agent may agree (acting on the instructions of all the Lenders), subject to any earlier cancellation as provided for herein;
“Bail-In Action” means the exercise of any Write-down and Conversion Powers;
“Bail-In Legislation” means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to the United Kingdom, the UK Bail-In Legislation; and

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(c)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;
“Banking Day” means a day (other than a Saturday or Sunday or holiday scheduled by law) on which banks are open for the transaction of domestic and foreign exchange business in Amsterdam, Dublin, Hong Kong, Singapore, Taipei, Tokyo, London and New York City, provided that:
(a)in relation to a day on which a payment is to be made by the Borrower or a Guarantor in Dollars, that day need only be a day (other than a Saturday or Sunday) on which banks are open for the transaction of domestic and foreign exchange business in Dublin, London and New York City and, if different, the jurisdiction in which the account of the Facility Agent is located; and
(b)in relation to:
(i)the fixing of an interest rate (where the current Reference Rate is not the Compounded Reference Rate);
(ii)any date for payment or purchase of an amount relating to any Loan for which, in accordance with clause 4.2B, the Reference Rate is the Compounded Reference Rate; or
(iii)the determination of the first day or the last day or the length of an Interest Period for which the Reference Rate is the Compounded Reference Rate, that day need be a day which is a U.S. Government Securities Business Day;
“Bankruptcy Law” has the meaning given to that term in paragraph (e) of the definition of Insolvency Event;
“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards: a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 and Directives 2006/48/EC and 2006/49/EC of the European Parliament and Council of 14 June 2006 (recasting Directives 200/12/EC and 93/6/EEC respectively) as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of, inter alia, the Basel III Accord;
“Basel III Accord” means, together, “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring”, both published by the Basel Committee on Banking Supervision on 16 December 2010;
“Broken Funding Costs” means, with respect to the Loan:
(a)for which the Reference Rate is not the Compounded Reference Rate, the amount (if any) by which:

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(i)the interest (excluding the Margin) which that Lender should have received for the period from the date of receipt of the relevant amount prepaid of its participation in the Loan to the last day of the current Interest Period, had the principal amount received been paid on the last day of that Interest Period;
exceeds:
(ii)the amount which that Lender is able to obtain by placing an amount equal to that relevant amount on deposit with a leading bank in the Relevant Market for a period starting on the Banking Day following actual receipt or recovery and ending on the last day of the current Interest Period; or
(b)for which, in accordance with clause 4.2B, the Reference Rate is the Compounded Reference Rate, the amount (if any) equal to all losses, costs and expenses which a Lender determines (acting reasonably) will be or have been incurred by it (which for the avoidance of doubt, excludes the Margin) in breaking any (internal or external) funding arrangement, to fund its portion of such Loan, including in liquidating or redeploying deposits from or with third parties incurred in relation to the maintenance or breakage of, or in making any payments under, any interest rate swap or other similar funding arrangements it has entered into for the purpose of, or to facilitate, its funding of or participation in the Loan, as a result of all or any part of the Loan or Unpaid Amount being paid by the Borrower on a day other than on the last day of an Interest Period for the Loan or Unpaid Amount;
“Broken Funding Gains” has the meaning given to that term in clause 11.1(b);
“Capital Stock” means:
(a)in the case of a corporation, corporate stock;
(b)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(c)in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of the company; and
(d)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;
“Capitalized Lease” means any lease under which any obligations of the lessee are, or are required to be, capitalized on a balance sheet of the lessee in accordance with GAAP; provided, however, that notwithstanding the foregoing, if any change in GAAP shall occur after the date hereof, the treatment of Capitalized Leases shall be evaluated as if such change had not been made;
“Capitalized Rentals” means, as of the date of any determination, the amount at which the obligations of the lessee, due and to become due under all Capitalized Leases under which AerCap Holdings or any of its Subsidiaries is a lessee, are

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reflected as a liability on a consolidated balance sheet of AerCap Holdings and its Subsidiaries;
“Central Bank Rate” has the meaning given to that term in the applicable Replacement Reference Rate Terms;
“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Replacement Reference Rate Terms;
“CFO Certificate” means a certificate issued by the chief financial officer for the time being of AerCap Holdings which confirms, by reference to the relevant financial ratios and components thereof, whether or not a Trigger Event had occurred and was continuing as at the immediately preceding Testing Date;
“Change in Law” means, in each case after the date hereof:
(a)the introduction, abolition, withdrawal or variation of any Applicable Law, regulation, practice or concession or official directive, ruling, request, notice, guideline, statement of policy or practice statement by any central bank, Tax, fiscal, governmental, international, national or other competent authority or agency (whether or not having the force of law but in respect of which compliance by banks or other financial institutions in the relevant jurisdiction is generally considered to be mandatory); or
(b)any change in any interpretation of any Applicable Law by any Government Entity, tribunal, revenue, international, national, fiscal or other competent authority;
“Code” means the U.S. Internal Revenue Code 1986;
“Commitment” means:
(a)in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 and the amount of any other Commitment transferred to it under this Agreement; and
(b)in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, in each case to the extent not cancelled, reduced or transferred by it under this Agreement;
“Competing Lessor” means any Person that (a) is an operating lessor of aircraft assets or an Affiliate of an operating lessor of aircraft assets if the business of leasing aircraft assets is a principal line of business of such Person or the Affiliates of such Person taken as a whole or (b) has a business unit or an Affiliate that is an operating lessor of aircraft assets (regardless of whether the business of leasing aircraft assets is a principal line of business of such Person or the Affiliates of such Person taken as a whole) if such Person has not affirmed to the Borrower that such Person has in place procedures not to transmit or permit the transmission to such operating lessor of any information concerning the Borrower or any of its Subsidiaries obtained in connection with this Agreement or the transactions contemplated by the Finance Documents;

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“Compounded Rate Interest Payment” means the aggregate amount of interest that (a) is, or is scheduled to become, payable under any Finance Document, and (b) relates to the Loan for which the Reference Rate is a Compounded Reference Rate;
“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period for which, in accordance with clause 4.2B, the Reference Rate is the Compounded Reference Rate, the percentage rate per annum which is the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day;
“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which:
(a)is agreed in writing by the Borrower, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders);
(b)specifies a calculation methodology for that rate; and
(c)has been made available to the Borrower and each Finance Party;
“Consolidated Indebtedness” means, as of the date of any determination:
(a)the total amount of Indebtedness less the amount of current and deferred income taxes and rentals received in advance of AerCap Holdings and its Subsidiaries (to the extent constituting Indebtedness) determined on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, or any other accounting principle, including purchase accounting, that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on a consolidated balance sheet of AerCap Holdings to be reflected thereon in any amount other than the stated principal amount of such Indebtedness), and excluding (i) the amount that is (A) the aggregate amount outstanding of Hybrid Capital Securities multiplied by (B) the Hybrid Capital Securities Percentage, (ii) adjustments in relation to Indebtedness denominated in any currency other than Dollars and any related derivative liability, in each case to the extent arising from currency fluctuations (such exclusions to apply only to the extent the resulting liability is hedged by AerCap Holdings or such Subsidiary), (iii) net obligations of any Person under any swap contracts that are not yet due and payable, and (iv) trade payables outstanding in the ordinary course of business, but not overdue by more than 90 days less
(b)the lesser of (x) $3,000,000,000 and (y) the aggregate amount of “cash and cash equivalents” or any line item of similar import (but in any event, excluding Restricted Cash) reflected on a consolidated balance sheet of AerCap Holdings prepared as of such date of determination in accordance with GAAP;
“Consolidated Interest Expense” means for any measurement period, and without duplication, interest expense in respect of all Indebtedness for borrowed money accrued during such measurement period by AerCap Holdings and its Subsidiaries on a consolidated basis, as determined under GAAP (but without giving effect to any adjustment to such interest expense resulting from any election to value any Indebtedness at “fair value”, or any other accounting principle, including purchase accounting, that results in the amount of any such Indebtedness (other than zero

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coupon Indebtedness) as reflected on a consolidated balance sheet of AerCap Holdings to be reflected thereon in any amount other than the stated principal amount of such Indebtedness);
“Contribution” means, in relation to a Lender, the principal amount of the Loan owing to that Lender at any relevant time;
“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 4 or in any relevant Compounding Methodology Supplement;
“Daily Rate” means the rate specified as such in the applicable Replacement Reference Rate Terms;
“Default Interest Period” means, in respect of an Unpaid Amount, each period (not exceeding three (3) months) as the Facility Agent selects in its absolute discretion, the first such period commencing on the date on which the Unpaid Amount was due and each subsequent period commencing on the last day of the preceding period for so long as the relevant default continues;
“Default Rate” means, in respect of an Unpaid Amount and any relevant period, the rate equal to the aggregate of (a) two per cent. (2%) per annum, (b) the Margin and (c) (if that Unpaid Amount is due in Dollars) the Reference Rate for that period or (if that Unpaid Amount is due in another currency) the cost of funds of the relevant unpaid Finance Party for that period in the Relevant Market;
“Defaulting Lender” has the meaning given to that term in clause 19.7;
“Discharged Rights and Obligations” has the meaning given to that term in clause 20.4(b)(i);
“Dollars” and “$” means the lawful currency for the time being of the United States of America;
“Drawdown Date” means the date specified as such in the Drawdown Notice issued pursuant to clause 3.2 or such other date as the parties may agree;
“Drawdown Notice” means a notice in the form of Schedule 5;
“EBITDA” means, for any period, (a) the sum, without duplication, of (i) net income (or net loss), (ii) Consolidated Interest Expense, (iii) income tax expense, (iv) depreciation and depletion expense, (v) amortization expense, (vi) extraordinary, unusual or non-recurring losses to the extent the foregoing have been deducted in determining such net income, (vii) any non-cash items (including write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets, including aircraft, and the impact of purchase accounting, including stock based compensation expense, derivative expense and fair value adjustments) to the extent

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deducted in determining net income, and (viii) the amount of any extraordinary, unusual or non-recurring non-cash restructuring charges, less (b) the sum, without duplication, of (i) extraordinary, unusual or non-recurring gains to the extent added in determining net income, and (ii) all non-cash items to the extent included in determining net income. For the purposes of calculating EBITDA for any four quarter period, such calculation shall be made (a) after giving effect to any Acquisition consummated during such period and (b) assuming that such Acquisition occurred at the beginning of such period; provided, that any pro forma calculation made by AerCap Holdings either (i) based on Regulation S-X promulgated under the Securities Act or (ii) as calculated in good faith and set forth in an officer’s certificate of AerCap Holdings, in reasonable detail, (and in the case of this paragraph (ii), based on audited financials of the target company) shall be acceptable;
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;
“Eligible Assignee” means any financial institution; provided, however, that (a) neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee and (b) no natural person or Competing Lessor shall qualify as an Eligible Assignee, in each case whether or not a Trigger Event or Termination Event has occurred and is continuing (and, in each case, unless otherwise agreed by the Borrower in its sole discretion);
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock;
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
“Excluded Taxes” means:
(a)any Tax which is imposed on or suffered by the Borrower, a Guarantor, any affected Finance Party or payable to the affected Finance Party with respect to, or measured by, the income or capital gain of the affected Finance Party imposed:
(i)under the law of the jurisdiction in which the Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Finance Party is treated as resident for Tax purposes;
(ii)under the law of the jurisdiction in which the Finance Party’s Lending Office is located in respect of amounts received or receivable in that jurisdiction; or
(iii)any other jurisdiction, unless such Tax is imposed or suffered in direct consequence of any failure by any other party to any Finance Document to perform any of its obligations thereunder or from any other connection between the Borrower and such jurisdiction;

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(b)any Tax to the extent that that Tax would not have been imposed or suffered, or otherwise would not have arisen, but for any breach by the affected Finance Party of any of its express obligations under any of the Finance Documents (but excluding any breach in direct consequence of a failure by any other party to any Finance Document to perform any of its obligations under any Finance Document);
(c)any Tax to the extent that that Tax would not have been imposed or suffered but for any misrepresentation made by the affected Finance Party under any of the Finance Documents to which it is a party (but excluding any misrepresentation in consequence of a failure by any other party to any Finance Document to perform any of its obligations under any Finance Document);
(d)any Tax in respect of which a Finance Party has been indemnified in full pursuant to any other provision of any Finance Document;
(e)any Tax which would not have been imposed or suffered but for a reasonably avoidable delay or failure by the affected Finance Party in filing Tax computations or returns, or in paying any Tax, which:
(i)it is required by Applicable Law of the jurisdiction of its Lending Office to file or, as applicable, pay; or
(ii)    it is required by any other Applicable Law to file or, as applicable, pay and:
(A)the Borrower (acting reasonably) has requested the affected Finance Party to make that filing or, as applicable, pay that Tax; and
(B)in the case of the payment of a Tax, other than a Tax which is an Excluded Tax pursuant to the other provisions of this definition, there has been advanced to the affected Finance Party sufficient funds to enable it to pay the Tax in full;
(f)    any Tax which arises solely from an act or omission which constitutes gross negligence or wilful misconduct by the affected Finance Party; or
(g)    any loss which relates to a FATCA Deduction required to be made by a party to this Agreement;
“Expenses” means all and any fees, costs and expenses (and, in the case of the expenses of the Facility Agent under paragraphs (b) and (d) below, including (but otherwise excluding) all reasonable expenses referable to the cost of management time), reasonably and properly incurred:
(a)by the Facility Agent in the execution or exercise or bona fide purported execution or exercise of the rights, powers, authorities and duties created or conferred by or pursuant to the Finance Documents or in respect of any action taken or omitted by the Facility Agent under the Finance Documents, in each case, in a manner consistent with the rights and interests of the Finance Parties under the Finance Documents, including (without limitation) as a result of investigating any event which it reasonably believes is a Relevant Event or acting or relying on any notice, request or instruction which it reasonably

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believes to be genuine, correct and appropriately authorised, unless they result from the Facility Agent’s own gross negligence or wilful misconduct;
(b)by any of the Finance Parties in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, any of the Finance Documents after the occurrence of a Termination Event which is then continuing;
(c)by any of the Finance Parties in connection with the negotiation, preparation and execution of each of the Finance Documents, subject to (where applicable) agreed caps; or
(d)by any of the Finance Parties in connection with (i) any other variation, amendment, supplement, restructuring or novation of, or the granting of any release, waiver or consent in connection with, any of the Finance Documents, if requested by the Borrower or (ii) clause 19.6(c), together with, in each case, any applicable Value Added Tax thereon, and provided always that, if no Termination Event has at the relevant time occurred and is then continuing, and unless to do so would or might reasonably be expected to result in the rights, title and interests of the Finance Parties under any Finance Document being materially adversely affected, based on advice received by the Facility Agent and shared with the Borrower from reputable legal counsel in the relevant jurisdictions, the Person incurring the fee, cost or expense shall first consult in good faith with the Borrower in relation thereto and provide an estimate of the amount of the relevant fee, cost or expense;
“FATCA” means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or Taxation authority in any other jurisdiction;
“FATCA Application Date” means:
(a)in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014; or
(b)in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

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“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;
“Fees Letters” means together the letters from time to time entered into between the Borrower, the Lenders and/or the Facility Agent in relation to fees;
“Finance Documents” means, together:
(a)this Agreement, the Guarantee, the Fees Letters, the Drawdown Notice, any Notes, any Reference Rate Supplement and any Compounding Methodology Supplement; and
(b)any document, instrument or memorandum which (i) is executed and delivered in connection with a restructuring of all or any part of any of the documents referred to in this definition (including this paragraph (b)) and is requested or consented to by the Borrower and the Facility Agent, (ii) the Borrower and the Facility Agent agree constitutes a Finance Document, or (iii) is entered into in substitution for or which amends, supplements, varies or novates all or any part of any of the documents referred to in this definition (including this paragraph (b)) and is requested or consented to by the Borrower and the Facility Agent, and “Finance Document” means each or any of them (as the context may require);
“Finance Parties” means together the Lenders and the Facility Agent, and “Finance Party” means each or any of them (as the context may require);
“Financial Indebtedness” means, in respect of any Person, Indebtedness of the type that appears as “debt” upon a consolidated balance sheet (excluding the footnotes thereto) of such Person and its Subsidiaries prepared in accordance with GAAP (but without giving effect to any election to value any such Indebtedness at “fair value”, or any other accounting principle, including purchase accounting, that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on a consolidated balance sheet of such Person to be reflected thereon in any amount other than the stated principal amount of such Indebtedness), excluding, however, any such “debt” that is issued to any holder (or any Affiliate of any such holder) of Equity Interests in such Person and is fully subordinated (including as to payment and liquidity preference) to the Loan;
“GAAP” means generally accepted accounting principles in the United States of America which are in effect from time to time and to the extent applicable to the relevant financial statements. At any time after the first Drawdown Date, AerCap Holdings may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to AerCap Holdings’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made by AerCap Holdings in accordance with this definition to the Facility Agent and the Lenders;

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“Government Entity” means (a) any national, state or local government, (b) any board, commission, department, division, courts or agency or political sub-division thereof, howsoever constituted, and (c) any association, organisation or institution (international or otherwise) of which any entity mentioned in paragraphs (a) or (b) above is a member or to whose jurisdiction it is subject or in whose activities it is a participant;
“Guarantee” means the guarantee dated on or about the date of this Agreement between the Guarantors and the Facility Agent pursuant to which the Guarantors jointly and severally guarantee the performance of the obligations and liabilities of the Borrower under the Finance Documents;
“Guarantors” means, together, AerCap Holdings, AerCap Ireland Capital Designated Activity Company, a designated activity company with limited liability incorporated under the laws of Ireland with its registered office at Aviation House, Shannon, County Clare, V14 AN29, Ireland, and AerCap Global Aviation Trust, a Delaware statutory trust with its office at 1100 North Market Street, Wilmington, DE 19890, USA, as joint and several guarantors, and “Guarantor” means each or any of them (as the context may require);
“Historic Term SOFR” means, in relation to an Interest Period, the most recent applicable Term SOFR (as of a day which is not more than three (3) U.S. Government Securities Business Days before the Quotation Date) for a period equal in length to such Interest Period;
“Hybrid Capital Securities” means any hybrid capital securities issued by AerCap Holdings or any of its Subsidiaries from time to time whose proceeds are accorded a percentage of equity treatment by one or more Rating Organizations;
“Hybrid Capital Securities Percentage” means the greater of (a) 50% and (b) the lowest percentage accorded equity treatment for AerCap Holdings’ or any of its Subsidiaries’ Hybrid Capital Securities among the Rating Organizations, as determined by such Rating Organizations from time to time;
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;
“Increased Costs” has the meaning given to that term in clause 12.1(b);
“Indebtedness” of any Person means and includes, without duplication, all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all: (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets (other than security and other deposits on flight equipment), (b) Indebtedness of any other Person secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (c) obligations created or arising under any conditional sale, or other title retention agreement with respect to property acquired by such Person,

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notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals of such Person under any Capitalized Lease, (e) obligations evidenced by bonds, debentures, notes or other similar instruments, and (f) guarantees by such Person of Indebtedness of any other Person; provided, however, that Indebtedness shall in no event include any security deposits, deferred overhaul rental or other customer deposits held by such Person;
“Insolvency Event” means, in relation to any Person, any of the following (whether or not on a temporary basis):
(a)any encumbrancer takes possession of, or a trustee, examiner, process advisor, liquidator, administrator, receiver, custodian or similar officer is appointed in respect of, that Person or all or substantially all (or, in the case of the Borrower, a material proportion) of the business or assets of that Person unless that Person shall have obtained a stay of execution in respect thereof and the release of any property subjected thereto (i) within thirty (30) days, or (ii) if in the meantime an appeal is being presented in good faith and for the payment of which adequate funds are available, or, when required in order to pursue such proceedings, an adequate bond has been provided, within sixty (60) days;
(b)all or substantially all of the business or assets of that Person is attached, sequestered, levied upon or subjected to any form of distraint or execution, unless:
(i)that attachment, sequestration, levy, distraint or execution is being contested in good faith by that Person in appropriate proceedings; and
(ii)that Person shall have obtained a stay of that attachment, sequestration, levy, distraint or execution and the release of any property subjected thereto (A) within thirty (30) days, or (B) if in the meantime an appeal is being presented in good faith and for the payment of which adequate funds are available, or, when required in order to pursue such proceedings, an adequate bond has been provided, within sixty (60) days; and
(iii)that attachment, sequestration, levy, distraint or execution, whether or not stayed or released, shall not (in the opinion of the Facility Agent, acting reasonably) have a material adverse effect on that Person’s ability to perform its obligations under any of the Finance Documents;
(c)that Person is or becomes, or shall be deemed for the purpose of any law to be, insolvent or unable to pay its debts as they fall due, or shall admit in writing its inability to pay its debts as they fall due;
(d)that Person suspends or threatens in writing to suspend making payments (whether of principal or interest or rentals or otherwise) with respect to all or substantially all of its debts, or a moratorium is declared in respect of all or substantially all of its debts;
(e)that Person convenes a meeting for the purpose of considering, or makes, a resolution for the liquidation, or other relief under any bankruptcy, compromise, arrangement, insolvency, readjustment of debt, suspension of payments, dissolution, liquidation, administration, examinership, rescue process or similar law, whether now or hereafter in effect (herein called a

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“Bankruptcy Law”) or any scheme or arrangement or composition with, or any assignment for the benefit of, its creditors;
(f)a petition for liquidation, reorganisation or other relief under any Bankruptcy Law is filed by any Person other than that Person and that petition shall remain undismissed and unstayed for a period of sixty (60) days, or a decree or order for relief shall be entered against that Person under any Bankruptcy Law, provided that this paragraph (f) shall not apply to any such petition issued in any state or jurisdiction where that Person does not have or hold substantial or material assets if that petition is demonstrated by that Person (to the satisfaction of the Facility Agent, acting reasonably) to be of a frivolous, vexatious or non-meritorious nature;
(g)pursuant to an order, judgment or decree of any court or tribunal or authority of competent jurisdiction (whether under or in relation to any Bankruptcy Law or otherwise), that Person is declared or adjudged to be wound-up, dissolved, placed in administration, in suspension of payments, liquidated, insolvent, bankrupt, subject to reorganisation or subject to any other similar relief, provided that this paragraph (g) shall not apply to any such order, judgment or decree of a court, tribunal or authority of any state or jurisdiction where that Person does not have or hold substantial or material assets if the proceedings in relation to which that order, judgment or decree is given are demonstrated by that Person (to the satisfaction of the Facility Agent, acting reasonably) to be of a frivolous, vexatious or non-meritorious nature;
(h)that Person shall commence a voluntary case or other proceeding seeking liquidation, reorganisation or other similar relief with respect to itself or its debts under any Bankruptcy Law or seeking the appointment of a trustee, examiner, process advisor, liquidator, administrator, receiver, custodian or similar official of that Person or all or substantially all (or, in the case of the Borrower, a material proportion) of its business or assets, or shall consent to any such relief or to the appointment of or taking possession by any such official, or shall take any corporate action to authorise any of the foregoing;
(i)an involuntary case or other proceeding shall be commenced against that Person seeking liquidation, reorganisation or other relief with respect to that Person or its debts under any Bankruptcy Law or seeking the appointment of a trustee, examiner, process advisor, liquidator, administrator, receiver, custodian or similar official of that Person or all or substantially all (or, in the case of the Borrower, a material proportion) of its business or assets, and that involuntary case or other proceeding shall remain undismissed and unstayed for (i) a period of thirty (30) days, or (ii) with respect to which an appeal is being presented in good faith and with respect to which there shall have been secured a stay of execution pending the determination of that appeal and for the payment of which adequate funds are available, or, when required in order to pursue such proceedings, an adequate bond has been provided, a period of sixty (60) days, provided that this paragraph (i) shall not apply to any such involuntary case or other proceeding commenced in any state or jurisdiction where that Person does not have or hold substantial or material assets if that involuntary case or other proceeding is demonstrated by that Person (to the satisfaction of the Facility Agent, acting reasonably) to be of a frivolous, vexatious or non-meritorious nature; and/or
(j)any event occurs, circumstance arises or proceeding is taken with respect to that Person or its assets in any jurisdiction to which that Person or its assets is subject (including, without limitation, the loss, in whole or in part, by that Person of the free management and/or disposal of its property in any other

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manner, whether or not irrevocable) to the extent that it has a purpose or an effect equivalent or similar to any of the events mentioned in any of the foregoing paragraphs;
“Interest Coverage Ratio” means the ratio of (a) EBITDA of AerCap Holdings and its Subsidiaries, determined on a consolidated basis, to (b) the sum of Consolidated Interest Expense and cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock, for each of the items in paragraphs (a) and (b) above, of or by AerCap Holdings and its Subsidiaries during the four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Clause 6(c);
“Interest Period” means each successive period of three (3) months during the term of the Loan with each Interest Period commencing on (and including) the last day of its preceding Interest Period provided that the first Interest Period, if applicable, shall be reduced by the number of days necessary so that it ends on the date falling three (3) months after the Signing Date and the last Interest Period shall be reduced by the number of days necessary so that it ends on the Termination Date;
“Interpolated Historic Term SOFR” means, in relation to an Interest Period, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)either:
(i)the most recent applicable Term SOFR (as of a day which is not more than three (3) U.S. Government Securities Business Days before the Quotation Date) for the longest period (for which Term SOFR is available) which is less than such Interest Period; or
(ii)if no such Term SOFR is available for a period which is less than such Interest Period, the most recent SOFR for a day which is no more than three (3) U.S. Government Securities Business Days before the Quotation Date; and
(b)the most recent applicable Term SOFR (as of a day which is not more than three (3) U.S. Government Securities Business Days before the Quotation Date) for the shortest period (for which Term SOFR is available) which exceeds such Interest Period;
“Interpolated Term SOFR” means, in relation to an Interest Period, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis:
(a)either:
(i)the applicable Term SOFR (as of the Quotation Date) for the longest period (for which Term SOFR is available) which is less than such Interest Period; or

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(ii)if no such Term SOFR is available for a period which is less than such Interest Period, SOFR for the day which is two (2) U.S. Government Securities Business Days before the Quotation Date; and
(b)the applicable Term SOFR (as of the Quotation Date) for the shortest period (for which Term SOFR is available) which exceeds such Interest Period;
“Lender” means:
(a)the Original Lenders; and
(b)any Transferee which has become a party as a “Lender” in accordance with this Agreement, which in each case has not ceased to be a party in accordance with the terms of this Agreement and “Lender” means each or any of them (as the context may require);
“Lending Office” means, in relation to a Lender, its branch or office at the address specified against its name in Schedule 1 or specified in the Transfer Certificate whereby that Lender becomes a party to this Agreement or such other branch or office determined in accordance with the provisions of this Agreement;
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities;
“Loan” means the loan made or to be made under this Agreement or, as the context may require, the principal amount outstanding of that loan for the time being;
“Lookback Period” means the number of days specified as such in the applicable Replacement Reference Rate Terms;
“Losses” means any losses, demands, liabilities, obligations, claims, actions, proceedings, penalties, fines, damages, adverse judgments, orders or other sanctions, fees, out-of-pocket costs and expenses (including, without limitation, the fees, out-of-pocket costs and expenses of any legal counsel, but excluding, in all cases, Taxes), and “Loss” shall be construed accordingly;
“Majority Lenders” means:
(a)if there is no principal amount then outstanding, a Lender or Lenders whose Commitments aggregate more than fifty per cent. (50%) of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than fifty per cent. (50%) of the Total Commitments immediately prior to the reduction; or
(b)at any other time, a Lender or Lenders the aggregate of whose Contributions exceeds fifty per cent. (50%) of the amount of the Loan;

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“Margin” means one point three five per cent. (1.35%) per annum;
“Market Disruption Event” has the meaning given to that term in clause 12.4(b);
“Net Worth” means, at any time, the sum of AerCap Holdings’ Shareholder Funds at that time;
“Non-Consenting Lender” has the meaning given to that term in clause 19.7;
“Note” has the meaning given to that term in clause 3.6;
“Obligors” mean the Borrower and the Guarantors and “Obligor” means each or any of them (as the context may require);
“OCI” means, at any time, AerCap Holdings’ accumulated other income (on a consolidated group basis), as shown in the accounts most recently provided to the Facility Agent pursuant to clause 6(c);
“OCL” means, at any time, AerCap Holdings’ accumulated other loss (on a consolidated group basis), as shown in the accounts most recently provided to the Facility Agent pursuant to clause 6(c);
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Entity or other entity;
“Prepayment Date” has the meaning given to that term in clause 4.4;
“Prepayment Notice” has the meaning given to that term in clause 4.4;
“Published Rate” means:
(a)SOFR; or
(b)Term SOFR for any period for which that rate is customarily displayed on the relevant page or screen of an information service;
“Published Rate Replacement Event” means, in relation to a Published Rate:
(a)the methodology, formula or other means of determining that Published Rate has materially changed; or
(b)
(i)
(A)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent,

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provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)(ii)    the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)(iii)    the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)(iv)    the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;
“Qualifying Expenses” means expenses of the nature referred to in paragraphs (a) and (b) of the definition of “Expenses”;
“Quotation Date” means, in relation to any period for which an interest rate is to be determined, the second U.S. Government Securities Business Day before the first day of such period;
“Rating Organizations” means the following nationally recognized rating organizations: Moody’s Investor Service, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Fitch Ratings, Inc;
“Recipient” has the meaning given to that term in clause 4.8(f);
“Reference Rate” means, in relation to an Interest Period:
(a)the Term SOFR as of the Quotation Date for a period equal in length to such Interest Period; or
(b)the rate as otherwise determined pursuant to clause 4.2B, and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;
“Reference Rate Supplement” means a document which:
(a)is agreed in writing by the Borrower, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders);
(b)specifies the relevant terms which are expressed in this Agreement to be determined by reference to Replacement Reference Rate Terms; and
(c)has been made available to the Borrower and each Finance Party;
“Related Fund”, in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a

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fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;
“Relevant Circumstance” has the meaning given to that term in clause 13.1;
“Relevant Event” means a Termination Event or any event which, with any one or more of the lapse of time, the giving of notice, or the making of a determination, would become a Termination Event;
“Relevant Market” means the market for overnight cash borrowing collateralised by U.S. government securities;
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;
“Replacement Benchmark” means a benchmark rate which is:
(a)formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)the administrator of that Published Rate; or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;
(b)in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)proposed by the Borrower as being an appropriate successor to a Published Rate;
“Replacement Reference Rate Terms” means the terms set out in Schedule 3 or in any Reference Rate Supplement;
“Reporting Day” has the meaning given to that term in the applicable Replacement Reference Rate Terms;
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;
“Restricted Cash” means “restricted cash” or any line item of similar import and “cash and cash equivalents” or any line item of similar import subject to any Lien

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(other than (x) Liens arising by operation of law and (y) bankers’ Liens arising in the ordinary course of business);
“RFR” means the rate specified as such in the applicable Replacement Reference Rate Terms;
“RFR Banking Day” means any day specified as such in the applicable Replacement Reference Rate Terms;
“SEC” means the U.S. Securities and Exchange Commission;
“Securities Act” means the Securities Act of 1933, as amended;
“Shareholder Funds” means, at any time, the sum of AerCap Holdings’ share capital plus retained earnings (or, as applicable, accumulated deficit) minus AerCap Holdings’ OCL or, as applicable, plus AerCap Holdings’ OCI;
“Shareholder’s Equity” means, as of any date of determination for AerCap Holdings and its Subsidiaries on a consolidated basis, (a) shareholders’ equity (including (i) capital stock, (ii) additional paid-in capital, (iii) the amount that is (x) the aggregate amount outstanding of Hybrid Capital Securities multiplied by (y) the Hybrid Capital Securities Percentage, and (iv) retained earnings after deducting treasury stock) as of such date determined in accordance with GAAP, plus (b) to the extent not otherwise included in shareholders’ equity pursuant of AerCap Holdings (a) above, any outstanding market auction preferred stock of the Acquired Company;
“Signing Date” means the date of this Agreement;
“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over publication of that rate);
“State of Incorporation” means, in respect of any Person, the state or country in which that Person is incorporated or established and under whose laws it is existing and, if different, the state or country in which it has its principal place of business, centre of administration, registered office or statutory seat;
“Subsidiary” means any Person of which or in which AerCap Holdings and/or one or more of its other Subsidiaries own directly or indirectly fifty per cent. (50%) or more of:
(a)the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation,
(b)the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or
(c)the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

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“Tax” means all present and future taxes, levies, imposts, duties (including, without limitation, customs duties), withholdings, assessments, fees or charges of any nature whatsoever, and wheresoever and by whomsoever imposed, together with any penalties, additions to tax, fines or interest with respect to any of the foregoing, and “Taxes” and “Taxation” shall be construed accordingly;
“Tax Deduction” has the meaning given to that term in clause 4.8(a);
“Term” means the period from (and including) the Signing Date to (but excluding) the earlier of (a) the Termination Date and (b) such date upon which the Loan has been irrevocably repaid in full by the Borrower and/or the Commitments of each Lender have been cancelled;
“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);
“Termination Amount” means, in respect of a prepayment or acceleration of the Loan or any part thereof, the amount required to be paid on the prepayment or acceleration of the Loan or the relevant part thereof, being the aggregate of:
(a)the unpaid principal balance of the Loan or the relevant part thereof at the relevant time;
(b)all interest which has accrued in respect of the Loan or the relevant part thereof to the date of that prepayment or acceleration and remains unpaid;
(c)if the date of that prepayment does not coincide with the last day of an Interest Period, Broken Funding Costs (if any); and
(d)any other amounts then due and payable by the Borrower under any Finance Document (including, without limitation, any amounts falling due under clause 10) which shall remain unpaid;
“Termination Date” means the date that falls forty eight (48) months after the Signing Date or, if such date is not a Banking Day, the Banking Day immediately preceding such date, or such later date as the Borrower and the Facility Agent (acting on the instructions of all the Lenders) may agree;
“Termination Event” means any of the following events and circumstances:
(a)the Borrower or AerCap Holdings fails to observe or perform any covenant, condition or agreement contained in clause 8 and (i) in the case of any failure to comply with clause 8.1, such failure continues unremedied for a period of sixty (60) days after the earlier of (x) the Borrower or AerCap Holdings becomes aware of such failure or (y) the Borrower receives notice thereof from the Facility Agent and (ii) in the case of any failure to comply with clauses 8.2 or 8.3, such failure continues unremedied for a period of sixty (60) days after the end of the applicable quarterly accounting period;

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(b)the Borrower or a Guarantor fails to pay any amount due from it under any Finance Document in the currency and in the manner stipulated in that Finance Document within five (5) Banking Days of the due date therefor (if that amount is a scheduled amount) or within ten (10) Banking Days after the Borrower receives notice thereof from the Facility Agent (in all other circumstances);
(c)the Borrower or a Guarantor fails to observe or perform in any material respect any of its obligations under any of the Finance Documents (other than the obligations mentioned in the other paragraphs of this definition) for a period of thirty (30) days after the Borrower receives notice thereof from the Facility Agent;
(d)any representation or warranty made by the Borrower or a Guarantor in any of the Finance Documents, any certificate provided by the Borrower or a Guarantor under Schedule 2 or any CFO Certificate is or proves to have been incorrect in any material respect when made and, if capable of being remedied, the circumstances giving rise to that incorrectness are not remedied within thirty (30) days after the Borrower receives notice thereof from the Facility Agent;
(e)any Insolvency Event occurs and is continuing in relation to the Borrower or a Guarantor;
(f)the Borrower or a Guarantor repudiates or disclaims all or any of its respective obligations and liabilities under any Finance Document or evidences in writing an intention to do the same;
(g)any Government Entity withdraws, cancels or suspends any consent, authorisation, certificate, licence or approval or such consent, authorisation, certificate, licence or approval shall be modified so that the operations of AerCap Holdings as an aircraft leasing company are terminated;
(h)the Borrower or a Guarantor suspends or ceases or threatens in writing to suspend or cease to carry on all or substantially all of its business, or the Borrower or a Guarantor disposes, threatens to dispose or takes any action to dispose of all or substantially all of its assets, whether by one or a series of transactions, related or not, and that disposal or action has or will have a material adverse effect on its ability to perform its obligations under any of the Finance Documents, but excluding for the purposes of a solvent reconstruction, reorganisation, merger, amalgamation or securitisation which (i) does not adversely affect the overall creditworthiness of the Guarantors, together, or (ii) a Person or Persons with equivalent creditworthiness to the overall creditworthiness of the Guarantors, together, guarantees the obligations of the Borrower;
(i)any of the Borrower’s or a Guarantor’s Financial Indebtedness:
(i)becomes prematurely due and payable; or
(ii)is declared by a creditor to be prematurely due and payable; or
(iii)is placed on demand,
in each case, as a result of an event of default (howsoever defined) unless the aggregate amount of Financial Indebtedness falling within all or any of sub-paragraphs (i), (ii) and (iii) is less than two hundred million Dollars

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($200,000,000) or its equivalent in any other currency or currencies and excluding:
(A)Financial Indebtedness in respect of which the Person to whom that Financial Indebtedness is owed has agreed to limit its recourse to particular assets and otherwise has no recourse to any other assets of the Borrower or the relevant Guarantor; and
(B)Financial Indebtedness which the Borrower or the relevant Guarantor is disputing or contesting in good faith, including by appropriate proceedings, and in respect of which the Borrower or the relevant Guarantor has provided reasonable details of the basis of such dispute or contest to the Facility Agent;
(j)all or any part of this Agreement or any other Finance Document is or becomes void, illegal, unlawful, invalid, non-binding or unenforceable or of limited force and effect or ceases to be in full force and effect under any Applicable Law and the same would or might reasonably be expected to result in the rights, title and interests of the Finance Parties and the Borrower (or any of them) under any Finance Document being materially adversely affected, based on advice received by the Facility Agent and shared with the Borrower from reputable legal counsel (at the Borrower’s cost) in the relevant jurisdictions, in each case as a consequence of a breach by the Borrower or a Guarantor of its obligations under any Finance Document or otherwise as a consequence of the fraud, wilful misconduct or gross negligence of the Borrower or a Guarantor (and not as a consequence of a Change in Law) and such matters are not remedied within thirty (30) days after the Borrower receives notice thereof from the Facility Agent;
(k)the Borrower ceases to be wholly owned by AerCap Holdings as a direct or indirect Subsidiary of AerCap Holdings, except to the extent necessary to comply with ownership requirements for tax or other regulatory reasons where AerCap Holdings nevertheless retains 100% of the beneficial or economic ownership of the Borrower; or
(l)any other event which the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) may agree in writing from time to time is a Termination Event (but, for the avoidance of doubt, the occurrence of a Trigger Event shall not constitute a Termination Event);
“Testing Date” means:
(a)the last day of each half-yearly accounting period of AerCap Holdings; and
(b)in order to enable AerCap Holdings to establish that a Trigger Event is no longer continuing, the last day of each relevant calendar month;
“Total Assets” means, in relation to AerCap Holdings at any time, the total of AerCap Holdings’ assets (on a consolidated group basis), as shown in the accounts most recently filed with the SEC;
“Total Commitments” means the aggregate of the Commitments being $1,000,000,000 at the Signing Date;

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“Transfer Certificate” means a certificate in the form of Schedule 6 or in such other form as the Facility Agent (acting on the instructions of all the Lenders) and the Borrower may agree;
“Transferee” has the meaning given to that term in clause 20.4(a);
“Transferor” has the meaning given to that term in clause 20.4(a);
“Trigger Event” means if the Net Worth of AerCap Holdings is, as at any Testing Date, less than $3,000,000,000;
“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);
“Unencumbered Assets” means, as of the date of any determination, the sum, without duplication, of:
(a)the difference between (i) the book value (determined in accordance with GAAP) on such date of determination of the Aircraft Assets owned by AerCap Holdings and its Subsidiaries and (ii) the aggregate outstanding principal amount on such date of determination of Financial Indebtedness of AerCap Holdings and its Subsidiaries secured by Liens over such Aircraft Assets or the Equity Interests of the Subsidiary owning such Aircraft Assets; and
(b)the lesser of (i) $3,000,000,000 and (ii) the aggregate amount of “cash and cash equivalents” or any line item of similar import (but in any event, excluding Restricted Cash) reflected on a consolidated balance sheet of AerCap Holdings prepared as of such date of determination in accordance with GAAP;
“Unpaid Amount” has the meaning given to that term in clause 4.7(a);
“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America;
“U.S. Government Securities Business Day” means any day other than a Saturday or a Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities;
“Value Added Tax” means any value added Tax, goods and services Tax, consumption Tax or other Tax of a similar nature; and
“Write-down and Conversion Powers” means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

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(b)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(c)in relation to any other applicable Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation.
1.2Headings
Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.
1.3Construction of certain terms
In this Agreement, unless the context otherwise requires:
(a)references to clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;
(b)references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where that consent is, by the terms of this Agreement or the Finance Documents, required to be obtained as a condition to that amendment being permitted) the prior written consent of the Facility Agent;
(c)references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;
(d)words importing the plural shall include the singular and vice versa;

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(e)unless otherwise specified references to a time of day are to London time;
(f)references to any enactment shall be deemed to include references to that enactment as re-enacted, amended or extended;
(g)the eiusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words including a particular class of acts, matters or things or by being followed by particular examples;
(h)a reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate; and
(i)any Reference Rate Supplement overrides anything in:
(i)Schedule 3; or
(ii)any earlier Reference Rate Supplement;
(j)a Compounding Methodology Supplement overrides anything relating to that rate in:
(i)Schedule 4; or
(ii)any earlier Compounding Methodology Supplement.
1.4Dutch terms
In this Agreement, where it relates to a Dutch entity, a reference to:
(a)a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(b)a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;
(c)a trustee in bankruptcy includes a curator;
(d)an administrator includes a bewindvoerder; and
(e)an attachment includes a beslag.
1.5Facility Agent terms
(a)Notwithstanding any provision to the contrary in any Finance Document, where in any Finance Document (in relation to a matter not affecting the personal interests of the Facility Agent) (i) the Facility Agent is referred to as acting “reasonably” or in a “reasonable” manner or as coming to an opinion or determination that is “reasonable”, (ii) the Facility Agent is referred to as acting or exercising any discretion (or refraining from acting or exercising any discretion), (iii) any item or thing is required to be “satisfactory” to the Facility Agent, or (iv) the Facility Agent's consent is required “not to be unreasonably withheld or delayed” (or any similar or analogous wording is used) this shall mean that the Facility Agent shall be acting or exercising any discretion (or refraining from the same) or coming to an opinion or determination on the instructions of the Majority Lenders (or, if any Finance

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Document stipulates the matter is a decision for any other Lender or group of Lenders in accordance with instructions given to it by that Lender or group of Lenders) acting reasonably or being so satisfied (as applicable) and that the Facility Agent shall be under no obligation to determine the reasonableness of such instructions from the Majority Lenders (or, if any Finance Document stipulates the matter is a decision for any other Lender or group of Lenders in accordance with instructions given to it by that Lender or group of Lenders) or whether in giving such instructions, the Majority Lenders (or, if any Finance Document stipulates the matter is a decision for any other Lender or group of Lenders in accordance with instructions given to it by that Original Lender or group of Lenders) are acting in a reasonable manner.
2.AVAILABILITY
2.1Loan
Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of the Borrower set out in clause 5, the Lenders, each to the extent of its respective Commitment, hereby grant and undertake to make available to the Borrower an unsecured term loan in the principal amount equal to the Total Commitments.
2.2Composition of Loan
Subject to the terms and conditions of this Agreement, each Lender shall participate in the Loan through its Lending Office in an amount equal to its respective Commitment.
2.3Purpose
The Loan shall be used by the Borrower for its general corporate purposes. None of the Facility Agent or the Lenders (or any of them) is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
2.4Currency
The Loan shall be made available wholly in Dollars.
2.5Utilisation
The Loan shall be advanced by way of a single utilisation in the principal amount equal to the Total Commitments and if the Loan has not been drawn down in full upon the expiry of the Availability Period, the Total Commitments shall be immediately and automatically reduced to zero and this Agreement and the rights and obligations of the parties hereunder, shall automatically and without further act be terminated and released absolutely and of no further force and effect.

2.6Several obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party

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under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower or a Guarantor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by the Borrower or a Guarantor which relates to a Finance Party’s participation in the facility made available hereunder or its role under any Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by the Borrower or the relevant Guarantor.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
(d)Nothing contained in any Finance Document shall constitute a partnership, association, joint venture or other entity between any two or more of the Parties.
3.DRAWDOWN
3.1Conditions precedent to this Agreement
The obligations of each of the Finance Parties under this Agreement shall be subject to:
(a)the Facility Agent having received or having waived receipt of the documents and other evidence referred to in Schedule 2 in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders) on or before the Signing Date (and the Facility Agent shall on or as soon as reasonably practicable after the Signing Date confirm to the Borrower and the Lenders of having received or waived such documents and other evidence in form and substance satisfactory to it);
(b)unless waived by the Facility Agent (acting on the instructions of all the Lenders), the representations and warranties set out in clause 5.1 being true and accurate on the Signing Date with reference to the circumstances and facts existing on the Signing Date; and
(c)unless waived by the Facility Agent (acting on the instructions of all the Lenders), no Relevant Event or Trigger Event having occurred which is continuing on the Signing Date or would occur as a result of the entry into of this Agreement.
3.2Conditions precedent to Drawdown
The obligations of the Lenders to advance the Loan shall be subject to:
(a)the Facility Agent having received the Drawdown Notice complying with clause 3.3;

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(b)unless waived by the Facility Agent (acting on the instructions of all the Lenders), the representations and warranties set out in clauses 5.1(a) to (d) inclusive being true and accurate on the Drawdown Date with reference to the circumstances and facts existing on the Drawdown Date;
(c)unless waived by the Facility Agent (acting on the instructions of all the Lenders), no Termination Event or Trigger Event having occurred which is continuing on the Drawdown Date or would occur as a result of the proposed utilisation; and
(d)payment of all fees due by the Borrower under the Fees Letters.
3.3Drawdown Notice
(a)The Drawdown Notice must be received by the Facility Agent not later than 11.00 a.m. on the date falling four (4) Banking Days prior to the Drawdown Date or such shorter period as the Facility Agent may agree (acting on the instructions of all the Lenders). The Drawdown Date specified in the Drawdown Notice shall be a Banking Day falling within the Availability Period. Promptly following receipt of the Drawdown Notice, the Facility Agent shall notify each Lender of the Drawdown Date specified therein.
3.4Notice by the Facility Agent to the Lenders
Promptly following receipt of the Drawdown Notice which complies with clause 3.3, the Facility Agent shall notify each Lender of the Drawdown Date.
3.5Disbursement of the Loan
(a)Each Lender shall make the Loan to be made by it hereunder by wire transfer of immediately available funds to be received at the Facility Agent’s office by 10.00 a.m. on the Drawdown Date. The Facility Agent will advance the Loan to the Borrower on the Drawdown Date by promptly crediting the amounts so received, in like funds, to the account specified in the Drawdown Notice. For the avoidance of doubt, to the extent funds are not received by the Facility Agent from a Lender, there is no obligation on the Facility Agent to advance such funds. In relation to the Loan, Borrower may, at its option, require the relevant Loan to be wired directly by the relevant Original Lender to the Borrower, in which case this shall be specified in the relevant Drawdown Notice and the relevant Original Lender shall instead contribute their relevant portions of the Loan by wire transfer of immediately available funds to be received at the account specified in the relevant Drawdown Notice by 10.00 a.m. on the Drawdown Date and there shall be no obligation on the Facility Agent to receive or advance such funds. On the Drawdown Date, an amount equal to the Fees payable by the Borrower to the Facility Agent on the Drawdown Date pursuant to the Fees Letters shall be netted from the proceeds of the Loan advanced by the Facility Agent in payment of such Fees.
(b)If the Loan has not been advanced to the Borrower pursuant to paragraph (a) by the end of the Drawdown Date by reason of any conditions precedent specified herein not being satisfied, waived or deferred:
(i)the Drawdown Notice shall be cancelled; and

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(ii)unless, in accordance with clause 3.5(a), the Borrower shall have required the relevant Loan to be wired directly by the relevant Original Lender to the Borrower, the Facility Agent shall promptly on the immediately succeeding Banking Day return to each of the Lenders its relevant Contribution.
3.6Notes
Upon request by any Lender care of the Facility Agent, the Borrower shall provide such Lender care of the Facility Agent with a note, substantially in the form of Schedule 7, evidencing the amount of its participation in the Loan on the Drawdown Date (each, a “Note”).
4.FEES, INTEREST, REPAYMENT AND PREPAYMENT
4.1Fees
4.2    The Borrower shall pay the fees specified in the Fees Letters in accordance with the terms thereof.
4.34.2A    Interest
(a)Interest shall accrue on the Loan during each Interest Period at the Applicable Rate for that Interest Period. The Borrower shall pay accrued interest in arrears on the last day of each Interest Period or, where clauses 4.2A(b)(ii) or (iii) apply, on the later of the last day of each Interest Period and the date falling two (2) Banking Days following the date of the Facility Agent's notification pursuant to clauses 4.2A(b)(ii) or (iii) as applicable.
(b)
(i)Subject to paragraphs (ii) and (iii) below, for each Interest Period, the Facility Agent shall calculate the Applicable Rate for that Interest Period on the Quotation Date for that Interest Period. The Facility Agent shall as soon as reasonably practicable thereafter notify each of the Lenders and the Borrower of such rate.
(ii)In the case of any Interest Period for which, in accordance with clause 4.2B(d), the Reference Rate is the Compounded Reference Rate, the Facility Agent shall promptly upon, and in any event within one (1) Banking Day of, a Compounded Rate Interest Payment being determinable notify:
(A)the Borrower of that Compounded Rate Interest Payment;
(B)each Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the Loan; and
(C)the Lenders and the Borrower of each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment.

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(iii)The Facility Agent shall promptly, and in any event within one (1) Banking Day, notify the Lenders and the Borrower of the determination of a rate of interest relating to the Loan to which clause 12.4 (Market disruption) applies.
(c)The Facility Agent’s calculation or determination of the Applicable Rate shall be conclusive save in the case of manifest error.
(d)Interest shall be calculated on the basis of the daily outstanding unpaid principal amount of the Loan from time to time and on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed (rounded to the nearest cent).
4.2B    Unavailability of Term SOFR
(a)Interpolated Term SOFR: If no Term SOFR is available for an Interest Period, the applicable Reference Rate shall be Interpolated Term SOFR for a period equal in length to such Interest Period.
(b)Historic Term SOFR: If no Term SOFR is available for an Interest Period and, after giving effect to paragraph (a) above, it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for a period equal in length to such Interest Period.
(c)Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for an Interest Period, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to such Interest Period.
(d)Compounded Reference Rate: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, then the Reference Rate for any day during such Interest Period shall be the applicable Compounded Reference Rate, it being acknowledged that if any day during such an Interest Period is not an RFR Banking Day, the Reference Rate applicable to that day will be the Reference Rate applicable to the immediately preceding RFR Banking Day.
(e)Cost of funds: If paragraph (d) above applies but there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during the Interest Period, clause 12.4 (Market disruption) shall apply.
4.4Repayment
The Borrower shall repay the outstanding unpaid principal amount of the Loan in full on the Termination Date.

4.5Voluntary prepayment
The Borrower may prepay the Loan in full or in part (but if in part the minimum amount of such prepayment shall be the lesser of: (i) $5,000,000 and (ii) the amount of the Loan then outstanding) at any time during the Term by giving not less than five (5) Banking Days’ prior written notice to the Facility Agent or such shorter period as the Facility Agent (acting on the instructions of the Majority Lenders) may agree (a “Prepayment Notice”) specifying the date (which shall be a Banking Day) on which

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that prepayment is to be made (the “Prepayment Date”). The Facility Agent shall as soon as reasonably practicable inform the Lenders of the receipt of any Prepayment Notice and notify the Borrower in writing of the Termination Amount. A Prepayment Notice, once issued, shall be irrevocable and the Borrower shall be required to pay the Termination Amount on the Prepayment Date. Any such amount prepaid by the Borrower may not be reborrowed.
4.6Trigger Event
If a Trigger Event shall occur and be continuing and such Trigger Event is not remedied within three (3) months after the Borrower receives notice thereof from the Facility Agent (acting on the instructions of the Majority Lenders), then the Facility Agent (acting on the instructions of the Majority Lenders) may demand repayment of the Loan and, if the Facility Agent does demand that repayment, the Borrower shall prepay the Loan by paying the Termination Amount to the Facility Agent on the date specified in that demand (which will not be earlier than the immediately succeeding Banking Day). The Borrower shall pay all amounts due under this clause 4.5 into the account of the Facility Agent for application in accordance with clause 10.
4.7Non-Consenting or Defaulting Lender
After the Borrower’s written election pursuant to clause 19.7(b), the Borrower may prepay any Non-Consenting Lender’s or Defaulting Lender’s participation in the Loan in full by giving not less than five (5) Banking Days’ prior written notice to the Facility Agent specifying the date (which shall be a Banking Day) on which that prepayment is to be made. The Facility Agent shall as soon as reasonably practicable inform the Lenders of the receipt of any such notice and notify the Borrower in writing of the Termination Amount. Any such notice, once issued, shall be irrevocable and the Borrower shall be required to pay the Termination Amount on the prepayment date specified in such notice. Any such amount prepaid by the Borrower may not be reborrowed.
4.8Overdue payments
(a)If the Borrower fails to pay on the due date any sum payable by it to a Finance Party under any Finance Document (or fails to pay on demand any sum which is expressed to be payable on demand) (“Unpaid Amount”), the Borrower shall pay interest in the same currency as the Unpaid Amount to the Facility Agent for the account of the relevant Finance Party on the Unpaid Amount from (and including) the due date to (but excluding) the date of actual payment (after as well as before judgment) at the relevant Default Rate for each Default Interest Period applicable thereto.
(b)Interest at the relevant Default Rate for each relevant Default Interest Period shall be calculated on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed and shall accrue from day to day and be due and payable on the last day of each such Default Interest Period and, if not paid, shall, to the extent permitted by Applicable Law, be compounded on that date.
(c)The payment of interest by the Borrower pursuant to clause 4.7(a) shall in no way preclude any Finance Party from making any other claim or pursuing any

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other right or remedy that may be available to it or otherwise prejudice any such claim, right or remedy.
4.9Deductions and withholdings
(a)Subject to the provisions of this clause 4.8, all amounts payable to the Finance Parties (or any of them, as applicable) by the Borrower pursuant to or in connection with any of the Finance Documents shall be paid in full without any set-off or counterclaim whatsoever and free and clear of all deductions or withholdings whatsoever of or on account of Tax (a “Tax Deduction”), save only as may be required by Applicable Law.
(b)The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or basis of a Tax Deduction) notify the Facility Agent accordingly.
(c)A Lender shall, promptly upon becoming aware that a Tax Deduction must be made in respect of a payment to be made to it (or that there is any change in the rate or basis of a Tax Deduction), notify the Facility Agent accordingly.
(d)If any Tax Deduction (other than for Excluded Taxes) is required in respect of any payment due to any Finance Party by the Borrower pursuant to or in connection with any Finance Document, the Borrower shall:
(i)ensure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;
(ii)pay or procure the payment of the full amount deducted or withheld to the relevant Taxation or other authority in accordance with Applicable Law;
(iii)increase the payment in respect of which the deduction or withholding is required so that the net amount received by the relevant Finance Party, after the deduction or withholding has been made (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase), shall equal the amount which that Finance Party would have been entitled to receive in the absence of any requirement to make a deduction or withholding; and
(iv)as soon as reasonably practicable deliver to the Facility Agent or procure the delivery of appropriate receipts or other documents evidencing compliance with the foregoing provisions of this clause 4.8(d) and the Facility Agent shall upon receipt as soon as reasonably practicable deliver such receipts or other documents to the relevant recipient.
(e)If any Tax Deduction (other than for Excluded Taxes) is required in respect of any payment due by the Facility Agent to any Lender pursuant to or in connection with any Finance Documents where such payment is in respect of a payment made by the Borrower to the Facility Agent for the account of the relevant Lender, the Borrower shall pay directly to that Lender such sum (in this clause 4.8(e), a “compensating sum”) as will (after taking account of any deduction or withholding required to be made from the compensating sum) enable that Lender to receive, on the due date for payment, a net sum equal to the amount which that Lender would have received in the absence of any requirement to make a deduction or withholding.

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(f)If any Finance Party (the “Recipient”) actually receives the benefit of a Tax credit, allowance or deduction resulting from any amount or additional amount paid by the Borrower under clauses 4.8(d) or 4.8(e) or recovers any Value Added Tax which has been paid or reimbursed to the Borrower pursuant to clause 11.6, it shall pay to the Borrower all or part of that benefit so as to leave the Recipient (after that payment) in no more and no less favourable a position than it would have been in if no additional amount had been required to be paid, provided that:
(i)the amount of any such benefit and the date on which it is received shall be determined by the Recipient and the Recipient shall not be obliged to make any claim in respect of that benefit within any particular period of time unless there are time limits prescribed by law within which such claim must be made;
(ii)the Recipient shall not be obliged to take any action which in its reasonable opinion would or may prejudice its ability to benefit from any other credit, relief, remission, repayment, allowance or deduction to which it may be entitled;
(iii)the Borrower acknowledges that the extent, order and manner in which the Recipient claims tax credits, allowances and deductions available to it is a matter which will be determined in accordance with the Recipient’s accounting and taxation policies and practices and that any credits, allowances or deductions resulting from amounts or additional amounts paid under clauses 4.8(d) or 4.8(e) or Value Added Tax which has been paid or reimbursed to the Borrower pursuant to clause 11.6 shall not receive any special preferential treatment; and
(iv)the Recipient shall not be obliged to disclose to the Borrower information regarding its tax affairs or tax computations.
(g)The Borrower shall be entitled to request that the determination by a Recipient pursuant to clause 4.8(f) is reviewed by the external auditors to that Recipient who shall act as expert and not as arbitrator, whose report shall include reasonable details of their calculations and whose costs shall be borne by that Recipient where such auditors find a material inaccuracy in favour of the Borrower in the determination by that Recipient but otherwise borne by the Borrower.
4.10Banking Days
(a)If any amount falls due to be paid to any Finance Party pursuant to or in connection with any Finance Document on a day which is not a Banking Day, then it shall be due and payable on the next succeeding Banking Day, unless that next succeeding Banking Day falls in the next calendar month, in which case, it shall be due and payable on the immediately preceding Banking Day, and any amount of interest shall be adjusted accordingly.
(b)If a Compounded Reference Rate applies in accordance with clause 4.2B(d), rules specified as “Business Day Conventions” in the applicable Replacement Reference Rate Terms, shall apply to each relevant Interest Period.

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4.11Currency of payment
(a)All amounts of principal and interest (including interest at the relevant Default Rate) payable pursuant to this Agreement shall be paid in Dollars to the Facility Agent for the account of the Lenders.
(b)All other amounts payable to any Finance Party pursuant to or in connection with this Agreement shall, unless otherwise provided in the relevant notice or demand for payment, be paid in Dollars to the Facility Agent (where appropriate, for the account of the relevant Finance Party).
4.12Performance procedure
(a)On each date on which an amount is due from the Borrower pursuant to this Agreement or any of the other Finance Documents, the Borrower shall no later than 10:00 a.m. (New York time) on that due date make that amount available to the Facility Agent by payment in Dollars in same day funds to the following account of the Facility Agent:

Bank:	JPMorgan Chase Bank, New York
SWIFT Code:	CHASUS33
Bank:	JPMorgan Chase Bank, N.A., London
SWIFT Code	CHASGB2L
Account Name:	Terapon Funding USD WTLL
Account Number:	GB60CHAS60924280039396
Reference:	Terapon Funding Designated Activity Company

or to such other account as the Facility Agent may upon not less than five (5) Banking Days’ written notice from time to time designate to the Borrower.
(b)Upon receipt by the Facility Agent of an amount referred to in clause 4.11(a), the Facility Agent shall make available on the due date (if that amount is received by 10:00 a.m. (New York time) on the due date) or (otherwise) on the next succeeding Banking Day to the relevant Lender that portion of the amount so received as represents its entitlement to that amount in such funds as are received by the Facility Agent by payment to such account as the relevant Lender may have specified in writing.
(c)Without prejudice to the provisions of clause 4.11(b), where a sum is to be paid to the Facility Agent under the Finance Documents for another party, the Facility Agent is not obliged to pay that sum to that other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(d)If the Facility Agent or its Affiliate or Representative on its behalf or direction (the Facility Agent and its applicable Affiliate or Representative, an “Agent Entity”) pays an amount to another party (unless clause 4.11(e) applies) or, at the direction of such party, that party’s Affiliate, Related Fund or Representative (such party and its applicable Affiliate, Related Fund or Representative, an “Other Party Entity”) and it proves to be the case (in the sole determination of the Facility Agent) that (i) neither the Facility Agent nor the applicable Agent Entity actually received that amount or (ii) such amount was otherwise paid in error (whether such error was known or ought to have been known to such other party or applicable Other Party Entity), then the party to whom that amount (or the proceeds of any related exchange contract)

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was paid (or on whose direction its applicable Other Party Entity was paid) by the applicable Agent Entity shall hold such amount on trust or, to the extent not possible as a matter of law, for the account (or will procure that its applicable Other Party Entity holds on trust or for the account) of the Agent Entity and on demand (or will procure that its applicable Other Party Entity shall) refund the same to the Agent Entity together with interest on that amount from the date of payment to the date of receipt by the Agent Entity, calculated by the Facility Agent to reflect its cost of funds.
(e)If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves (in the sole determination of the Facility Agent) to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)the Facility Agent shall notify the Borrower of that Lender's identity and the Borrower shall hold such amount on trust or, to the extent not possible as a matter of law, for the account, of the Facility Agent and on demand refund it to the Facility Agent; and
(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
4.13Conclusive certification
Unless otherwise specified, all amounts (other than amounts of principal or interest) which are expressed herein to be payable on demand shall be payable within ten (10) days of the relevant demand, and that demand shall be accompanied by reasonable evidence of the amount demanded. Subject to the foregoing, a certificate given by the Facility Agent as to the amount of any sum required to be paid by the Borrower under any of the provisions of this Agreement shall, save in the case of manifest error and provided always that that sum has been calculated in accordance with the provisions of the Finance Documents, be prima facie evidence of the matters therein stated for all purposes of this Agreement. Any such certificate shall be prepared in accordance with the corresponding provisions of this Agreement.
5.REPRESENTATIONS AND WARRANTIES
5.1Representations and warranties
To induce each of the Finance Parties to enter into the Finance Documents, the Borrower represents and warrants to the Finance Parties that:
(a)it is duly incorporated and validly existing under the laws of its State of Incorporation as a designated activity company with limited liability and has full power, authority and legal right to carry on its business as it is now being conducted and to own its property and other assets;
(b)it has the power and capacity to execute and deliver and to perform its obligations under the Finance Documents to which it is or will be a party and

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all necessary corporate, shareholder and other action has been or will prior to the entering into of the same be taken to authorise the execution, delivery and performance of the same;
(c)the Finance Documents to which it is or will be a party constitute or will, when executed, constitute valid and legally binding obligations of it enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency and other laws affecting creditor’s rights generally, subject to general principles of equity and subject to the qualifications set out in the legal opinions to be provided to the Finance Parties in accordance with the provisions of this Agreement;
(d)the execution and delivery of, the performance of its obligations under, and compliance by it with the provisions of, the Finance Documents to which it is or will be a party will not (i) contravene any existing Applicable Law of its State of Incorporation (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound, or (iii) contravene or conflict with any provision of its constitutional documents;
(e)its obligations under the Finance Documents to which it is or will be a party will rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of it with the exception of any such obligations which are mandatorily preferred by law and not by contract;
(f)it is subject to civil and commercial law with respect to its obligations under the Finance Documents to which it is or will be a party and the transactions contemplated thereby constitute private and commercial acts done for private and commercial purposes and neither it nor any of its assets is entitled to any immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);
(g)every consent, authorisation, licence or approval of, or registration with or declaration to, any Government Entity of its State of Incorporation in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents to which it is or will be a party, or the performance by it of its obligations under the Finance Documents to which it is or will be party has been or will prior to the Drawdown Date be obtained or made and is or will prior to the Drawdown Date be in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;
(h)it is not in breach of or in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound;
(i)no Relevant Event or Trigger Event has occurred and is continuing or would result from the entry into of this Agreement;
(j)its:
(i)irrevocable submission under the Finance Documents to the jurisdiction of the courts referred to therein;

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(ii)agreement that the Finance Documents are each governed by the law referred to therein; and
(iii)agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its State of Incorporation, subject to the qualifications set out in the legal opinions to be provided to the Finance Parties in accordance with the provisions of this Agreement; and
(k)any judgment obtained in England in relation to this Agreement and the other Finance Documents will be recognised and be enforceable by the courts of its State of Incorporation, subject to the qualifications set out in the legal opinions to be provided to the Finance Parties in accordance with the provisions of this Agreement.
5.2Repeating representations and warranties
The representations and warranties set out in clause 5.1 are made by the Borrower on the date of this Agreement. The representations and warranties set out in clauses 5.1(a) to (d) inclusive shall be repeated by the Borrower on each Drawdown Date and on the first day of each Interest Period.
5.3Lender Covenant
Each Lender covenants that, for so long as it remains a Lender, it shall promptly notify the Borrower if it changes its Facility Office or transfers its participation in the Loan.
6.UNDERTAKINGS AND COVENANTS – GENERAL
The Borrower hereby undertakes and covenants with each Finance Party that throughout the Term:
(a)to the extent possible pursuant to Applicable Law it shall obtain (within any applicable time limits) and maintain in full force and effect and comply with the terms of all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters for the time being required by all Applicable Laws of its State of Incorporation to enable it to perform its obligations under, or for the validity or enforceability of, the Finance Documents to which it is or will be a party;
(b)it shall as soon as reasonably practicable notify the Facility Agent if it becomes aware of the occurrence of a Termination Event which is continuing or of any other event or circumstance which will adversely affect in any material respect its ability to perform its obligations under the Finance Documents to which it is or will be a party and shall provide the Facility Agent with reasonable details of any steps which it is taking, or proposes to take, to remedy or mitigate the effect of any such Termination Event or such other event or circumstance;
(c)it shall deliver or cause to be delivered to the Facility Agent as soon as reasonably practicable after the same are available:

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(i)and in any event within one hundred and eighty (180) days after the end of AerCap Holdings’ financial year, a copy of AerCap Holdings’ audited consolidated financial accounts for the relevant financial year;
(ii)and in any event within ninety (90) days:
(A)after the end of each quarterly accounting period of AerCap Holdings, a copy of AerCap Holdings’ unaudited consolidated management accounts for the relevant quarterly period; and
(B)after the end of each half-yearly accounting period of AerCap Holdings, a CFO Certificate in relation thereto;
(iii)and in any event within one hundred and eighty (180) days after the end of the Borrower’s financial year, a copy of the Borrower’s audited financial accounts for the relevant financial year (or, if such audited financial accounts are not required by Applicable Law, a copy of the Borrower’s unaudited financial accounts); and
(iv)and in any event within one hundred and eighty (180) days after the end of each of AerCap Ireland Capital Designated Activity Company’s and AerCap Global Aviation Trust’s financial year, financial information for those Guarantors (which shall be deemed provided if AerCap Holdings’ financial accounts for the relevant financial year include separate, as opposed to consolidated, financial information for those Guarantors for the relevant financial year), in each case, prepared in accordance with GAAP. Such financial accounts shall be deemed to be provided when posted to the AerCap Group public website so long as they remain downloadable from such website for at least twelve (12) months from the date of posting;
(d)it shall ensure that each set of financial statements supplied by it under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents the financial condition (consolidated or otherwise) of the Borrower, AerCap Holdings or (as the case may be) the relevant Guarantor as at the date to which those financial statements were drawn up;
(e)it shall notify the Facility Agent of any change to the manner in which the audited financial statements of the Borrower, AerCap Holdings or (as the case may be) the relevant Guarantor are prepared and, if requested by the Facility Agent, it shall supply to the Facility Agent sufficient information reasonably requested to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and the Borrower’s, AerCap Holdings’ or (as the case may be) the relevant Guarantor’s most recent audited financial statements delivered to the Facility Agent under this Agreement prepared on the previous basis;
(f)it shall as soon as reasonably practicable provide the Facility Agent with such information as is available to it concerning its financial condition, business, assets and operations (subject to Applicable Laws and confidentiality restrictions) as the Facility Agent may from time to time reasonably request in the context of the Finance Documents and the transactions contemplated thereby;

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(g)it shall duly and punctually perform its obligations under and comply with the terms of the Finance Documents to which it is or will be a party and, except if it is contesting the same in good faith and in accordance with Applicable Law, settle all Taxes imposed upon it within the time period allowed for such settlement;
(h)it shall ensure that its obligations under the Finance Documents to which it is or will be a party are, or will upon execution thereof by it rank, at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of it save for obligations mandatorily preferred by law;
(i)it shall preserve its corporate existence (but, for the avoidance of doubt, it shall not be prevented from concluding any solvent reconstruction, reorganisation, merger, amalgamation or securitisation); and
(j)it shall promptly on the request of any Finance Party (made through the Facility Agent) supply to that Finance Party any documentation or other evidence that is reasonably required by that Finance Party (whether for itself, on behalf of any other Finance Party or any prospective new Lender) (i) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable identification checks that a Finance Party is obliged to carry out in order to meet its obligations under any applicable law or regulation to identify a Person who is (or is to become) its customer, or (ii) in order to comply with the obligations of a Finance Party to prevent money laundering and to conduct ongoing monitoring of the business relationship with it and the AerCap Group.
7.UNDERTAKINGS AND COVENANTS – FATCA
(a)Subject to clause 7(c), each party shall, within ten (10) Banking Days of a reasonable request by another party:
(i)confirm to that other party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other party such forms, documentation and other information relating to its status under FATCA to the extent available as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and
(iii)supply to that other party such forms, documentation and other information relating to its status to the extent available as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime in each case, related to FATCA.
(b)If a party confirms to another party pursuant to clause 7(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.
(c)Nothing in this clause 7 shall oblige any party to disclose any confidential information (including, without limitation, its tax returns and calculations) or

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do anything which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 7(a) (including, for the avoidance of doubt, where clause 7(c) applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.
(e)Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(f)Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Finance Parties.
8.FINANCIAL COVENANTS
The Borrower shall procure that AerCap Holdings undertakes and covenants with each Finance Party that throughout the Term:
8.1Consolidated Indebtedness to Shareholder’s Equity Ratio
At any time during the period specified in the left hand column of the table below, AerCap Holdings will not permit its Consolidated Indebtedness to Shareholder’s Equity ratio to exceed the maximum ratio specified for such period in the right hand column of the table.

Period	Maximum Ratio
From (and including) the Signing Date to the Termination Date	3.75:1.0

8.2Interest Coverage Ratio
AerCap Holdings will not permit the Interest Coverage Ratio to be less than 150% as of the last day of any quarterly accounting period.

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8.3Unencumbered Asset Test
AerCap Holdings shall not permit the ratio of (A) Unencumbered Assets to (B) the aggregate outstanding principal amount of AerCap Holdings’ consolidated unsecured Financial Indebtedness minus, to the extent included in Financial Indebtedness, the aggregate amount outstanding of Hybrid Capital Securities, in each case on the last day of any quarter of any fiscal year of AerCap Holdings to be less than 135%.
9.ACCELERATION FOLLOWING DEFAULT
Without prejudice to any other rights of the Lenders (whether under the Finance Documents or otherwise), at any time after the occurrence of a Termination Event and thereafter for so long as the same is continuing, the Facility Agent (acting on the instructions of the Majority Lenders) may give a written notice (an “Acceleration Notice”) to the Borrower declaring that a Termination Event has occurred, in which case:
(a)the Commitment of each Lender shall be cancelled forthwith and reduced to zero; and
(b)the principal amount of the Loan then outstanding shall become immediately due and payable and the Borrower shall immediately pay the Termination Amount.
After an Acceleration Notice has been given in respect of a Termination Event that is continuing at the time of such Acceleration Notice, that Termination Event shall be deemed to be continuing thereafter for the purposes of the Finance Documents regardless of whether the same has been remedied unless it has been waived in writing by the Facility Agent.
10.APPLICATION OF SUMS RECEIVED
10.1Application of principal and interest prior to the occurrence of a Termination Event
Upon receipt by the Facility Agent of any amount referred to in clause 4.11(a) prior to the occurrence of a Termination Event which is continuing, the Facility Agent shall make such amount available in accordance with the provisions of clause 4.11(b) to the relevant Lender.
10.2Application of amounts received in respect of indemnity obligations
(a)Notwithstanding any provision of the Finance Documents to the contrary, any amounts payable to any Finance Party in respect of any indemnity obligations owed by the Borrower pursuant to the Finance Documents shall be paid by the Borrower to the Facility Agent.
(b)Any and all monies received by the Facility Agent from the Borrower in respect of any indemnity obligations of the Borrower prior to the occurrence of a Termination Event which is continuing shall be paid by the Facility Agent, as soon as reasonably practicable following receipt thereof, to the relevant Finance Party in respect of whom the indemnity claim was made up

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to the total amount owing to that Finance Party in respect of that indemnity claim.
10.3Application of payments following a Termination Event
(a)Any payments received by the Facility Agent at any time after a Termination Event has occurred and is continuing shall be applied as soon as reasonably practicable following that receipt in the following order:
(i)firstly, in or towards reimbursing each of the Finance Parties for any and all Qualifying Expenses due and payable pursuant to any of the Finance Documents and in or towards payment of any debts or claims which are by Applicable Law payable in preference to the amounts due to the Facility Agent and/or the Lenders (but only to the extent such debts or claims have such preference);
(ii)secondly, in payment on a pro rata and pari passu basis of an amount of up to the total interest (including, without limitation, any interest payable at the Default Rate) outstanding in respect of the Loan to be applied in or towards the payment of interest outstanding to the Lenders;
(iii)thirdly, in payment on a pro rata and pari passu basis of an amount of up to the total principal outstanding in respect of the Loan to be applied in or towards the payment of principal outstanding to the Lenders;
(iv)fourthly, to each Finance Party on a pro rata and pari passu basis in respect of all other amounts owing to that Finance Party under this Agreement or any other Finance Document which remain unpaid (including, without limitation, any Expenses other than Qualifying Expenses which are owing at that time and any amounts due and payable under clauses 11.1(a) or 11.2); and
(v)finally, once all the amounts referred to in paragraphs (i) to (iv) inclusive above have been satisfied and discharged in full, any balance shall be paid to the Borrower, or as the Borrower may direct.
10.4Partial Payments
(a)If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in clause 10.4(a)(i)) or commission due but unpaid under the Finance Documents;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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(b)The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in clauses 10.3(a)(ii) to (a)(iv).
(c)Clauses 10.4(a) and (b) will override any appropriation made by an Obligor.
10.5Sharing Among the Finance Parties
(a)Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set-off or otherwise) any amount from an Obligor other than in accordance with clause 4.11 (Performance Procedure) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:
(i)the Recovering Finance Party shall, within three (3) Banking Days, notify details of the receipt or recovery to the Facility Agent;
(ii)the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 4.12 (Performance Procedure), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and
(iii)the Recovering Finance Party shall, within three (3) Banking Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 10.4 (Partial Payments).
(b)Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with clause 10.4 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

(c)Recovering Finance Party's rights
(i)On a distribution by the Facility Agent under clause 10.5(b) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
(ii)If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 10.5(c)(i), the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
(d)Reversal of redistribution

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If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(i)each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and
(ii)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
(e)Exceptions
(i)This clause 10.5 (Sharing Among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause 10.5 (Sharing Among the Finance Parties), have a valid and enforceable claim against the relevant Obligor.
(ii)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(A)it notified that other Finance Party of the legal or arbitration proceedings; and
(B)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
11.INDEMNITIES
11.1Funding indemnities
(a)The Borrower expressly acknowledges that the Finance Parties may, from time to time, enter into funding arrangements and incur certain indebtedness for the purposes of funding their Contributions and that all such arrangements may be terminated in the event that the Borrower fails to draw down the Loan on the Drawdown Date specified in the Drawdown Notice or in the event of a prepayment of the Loan or any part thereof otherwise than on the last day of an Interest Period. The Borrower agrees that in the case of:
(i)the Loan not being made on the specified Drawdown Date following issuance of the Drawdown Notice other than as a result of a breach by a Finance Party of its express obligations under the Finance Documents (but excluding any breach in consequence of a failure by the Borrower to perform any of its obligations under any Finance Document); or

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(ii)any repayment or prepayment of the Loan or any part thereof being made otherwise than on the last day of an Interest Period (including, without limitation, as a result of the occurrence of a Termination Event or a Trigger Event which has not been remedied within the grace period provided for in clause 4.5), the Borrower shall indemnify, and hereby agrees to indemnify, the Finance Parties and each of them fully against the amount of any Broken Funding Costs, provided that the Borrower shall not be obliged to indemnify any Finance Party for loss of Margin or any other future profit.
(b)In the event that any Finance Party shall receive a net monetary benefit (“Broken Funding Gains”) as a result of any of the matters referred to in clause 11.1(a) then, provided no Termination Event shall have occurred and be continuing, the relevant Finance Party shall within five (5) Banking Days of its receipt of such Broken Funding Gains pay such Broken Funding Gains to the Borrower.
(c)Each of the Lenders agrees that should the Loan not be made on the Drawdown Date specified in the Drawdown Notice, the Facility Agent shall in consultation with the Borrower take such steps as are reasonably available to it in order to mitigate any Losses which the Lenders may incur as a consequence of the Loan not being made on the specified Drawdown Date.
11.2Currency indemnity
If any sum due from any party under this Agreement or any other Finance Document to which it is a party or any order or judgment given or made in relation hereto or thereto has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under that other Finance Document or under that order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the paying party, (b) obtaining an order or judgment in any court or other tribunal, or (c) enforcing any order or judgment given or made in relation to this Agreement or any other Finance Document to which it is a party, the paying party shall indemnify and hold harmless the recipient party from and against any Loss suffered as a result of any difference between (i) the rate of exchange used for that purpose to convert the sum in question from the first currency into the second currency, and (ii) the rate or rates of exchange at which the recipient party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from a party under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any other Finance Document to which it is a party and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
11.3Tax treatment of indemnity payments
Where the Borrower has an obligation to indemnify or reimburse any Finance Party for any Loss, Expense or Tax under the Finance Documents, the calculation of the amount payable by way of indemnity or reimbursement shall be based upon the Tax

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treatment in the hands of the Finance Party (as determined by the Finance Party acting in good faith) of the amount payable by way of indemnity or reimbursement and of that Loss, Expense or Tax in respect of which that amount is payable so as to leave the Finance Party in the same after-Tax position as it would have been in had the payment made to the Finance Party not given rise to a liability to Tax and had the Loss, Expense or Tax incurred or payment made by the Finance Party not been deductible for Tax purposes.
11.4No double-counting
No Finance Party shall be entitled, pursuant to the terms of this Agreement or any of the other Finance Documents, to recover by way of indemnity any Loss, Expense or Tax to the extent that payment has previously been received and retained by it in respect of that Loss, Expense or Tax under any other provision of any Finance Document, except, in the case of any Finance Party, where it has received payment in respect of that Loss, Expense or Tax from another Finance Party in circumstances where that other Finance Party is obliged to make that payment pursuant to the Finance Documents as a result of a failure of the Borrower to indemnify the relevant Finance Party against that Loss, Expense or Tax in accordance with the Finance Documents.
11.5Survival of indemnities and other obligations
Each of the indemnities contained in this Agreement and the other Finance Documents, and each of the rights of the Finance Parties with respect thereto, shall constitute a separate and independent obligation from the other obligations contained in this Agreement and the other Finance Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Finance Party from time to time and shall continue in full force and effect notwithstanding:
(a)the termination or expiry of this Agreement or any other Finance Document; or
(b)the satisfaction in full of all amounts owing to the Finance Parties under the Finance Documents; or
(c)any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order.
11.6Value Added Tax
(a)All payments made by the Borrower under this Agreement and the other Finance Documents to which it is a party are calculated without regard to Value Added Tax. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply to the Borrower by any Finance Party, the amount of that payment shall be increased by an amount equal to the amount of Value Added Tax which is chargeable in respect of the taxable supply in question. The Borrower’s obligations under this clause 11.6(a) shall be subject to the delivery to the Borrower on or before the due date for that payment of an invoice for Value Added Tax purposes made out in accordance with Applicable Law.

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(b)No payment or other consideration to be made or furnished by any Finance Party to the Borrower pursuant to or in connection with this Agreement or any of the other Finance Documents to which it is a party may be increased or added to by reference to (or as a result of any increase in the rate of) any Value Added Tax which shall be or may become chargeable in respect of the taxable supply in question.
(c)If any Finance Party makes any payment under, or as contemplated in, this Agreement or any of the other Finance Documents or in respect of any of the matters set out therein which bears or includes Value Added Tax which that Finance Party (acting reasonably) determines to be irrecoverable by it, the Borrower shall, within three (3) Banking Days of demand, indemnify that Finance Party for that Value Added Tax.
11.7Stamp and other duties
Subject to the proviso to this clause 11.7, the Borrower shall pay any stamp, documentary, transaction, registration or other like duties or Taxes (including any duties or Taxes payable by any Finance Party, but excluding Excluded Taxes) imposed on any Finance Document and shall, within three (3) Banking Days of demand, indemnify the Finance Parties against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes (other than Excluded Taxes), provided that the Borrower shall not be liable to indemnify any Finance Party under this clause 11.7 in respect of any duties or Taxes which are imposed in a jurisdiction as a result of that Finance Party taking or sending any relevant Finance Document into that jurisdiction unless that Finance Party was required to do so by Applicable Law or in order to take enforcement action in that jurisdiction following the occurrence of a Termination Event which is then continuing. The other parties hereto agree to co-operate in good faith with each other with a view to avoiding or minimising liability for stamp, documentary, transaction, registration or other like duties of Taxes which may be imposed in connection with any Finance Document in any jurisdiction.
11.8Recordation expenses
The Borrower shall pay or, within three (3) Banking Days of demand, indemnify the Finance Parties against all fees, costs and expenses associated with the filing, notarisation or recording of this Agreement and any other Finance Document in the Borrower’s State of Incorporation, in each case to the extent required under this Agreement, including, without limitation, the provision of translations, registrations, notarisations or legalisations, if required by Applicable Law.
11.9Indemnification of Expenses
(a)The Borrower shall (whether or not drawdown is made) pay or, within three (3) Banking Days of demand, indemnify the Finance Parties (or any of them) against all Expenses.
(b)Each Lender shall reimburse the Facility Agent, rateably in accordance with that Lender’s share of the Total Commitments, for any amount which is due and payable to the Facility Agent pursuant to clause 11.9(a) but is not received by the Facility Agent.

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12.CHANGE IN CIRCUMSTANCES
12.1Increased costs
(a)Subject to clause 12.3 the Borrower shall, within three (3) Banking Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) any Change in Law or (ii) compliance with any Applicable Law made after the date of this Agreement.
(b)In this Agreement “Increased Costs” means:
(i)a reduction in the rate of return from the loan facility constituted by this Agreement or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
12.2Increased cost claims
(a)A Finance Party intending to make a claim pursuant to clause 12.1 shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.
(b)Each Finance Party shall, together with its demand, provide a certificate confirming the amount and basis of calculation of its Increased Costs.
12.3Exceptions
(a)Clause 12.1 does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by the Borrower;
(ii)attributable to the implementation or application of or compliance with the Basel II Accord or the Basel III Accord (but in relation to the Basel III Accord only to the extent reasonably foreseeable at the date of this Agreement); or
(iii)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)In this clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 4.8(a).

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12.4Market disruption
(a)If a Market Disruption Event occurs in relation to any Interest Period, then the rate of interest on each Lender’s share of the Loan shall be the rate per annum which is the sum of:
(i)the Margin; and
(ii)the rate notified by that Lender to the Facility Agent, as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may, in line with prudent banking practice, reasonably select (such cost to be substantiated in reasonable detail from a source reasonably selected by that Lender).
(b)In this Agreement, “Market Disruption Event” means:
(i)in relation to the Interest Period, the Term SOFR rate for the Interest Period is not available on the relevant Quotation Date and it is not possible to determine the Reference Rate pursuant to clause 4.2B; or
(ii)before close of business in London on the Banking Day following the Quotation Date for the relevant Interest Period (or if, there is any Interest Period for which, in accordance with clause 4.2B, the Reference Rate is the Compounded Reference Rate, on the Reporting Day for the relevant Interest Period) the Facility Agent receives notifications from a Lender or Lenders whose Contributions exceed fifty per cent (50%) of the outstanding unpaid principal amount of the Loan that as a result of circumstances affecting the Relevant Market generally (and not due to the individual status of that Lender or Lenders) which affects that Lender's or Lenders' ability to fund its participation in the Loan for the relevant Interest Period at the applicable Reference Rate, the applicable Reference Rate does not accurately represent the cost of funding an amount equal to its participation in the Loan for the relevant Interest Period from whatever source it may, in line with prudent banking practice, reasonably select (as determined by the relevant Lender(s) acting reasonably, such determination to be binding on all parties).
(c)If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.
(d)Any alternative basis agreed pursuant to clause 12.4(c) shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties. If no alternative basis can be agreed pursuant to paragraph (c) above, interest shall be determined in accordance with paragraph (a) above.
12.5Illegality
If, at any time, as a consequence of a Change in Law:
(a)it is or shall become unlawful, illegal, prohibited or contrary to any Applicable Law for any party to this Agreement or any of the other Finance Documents to participate, or continue to participate in the transactions contemplated by this

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Agreement and the other Finance Documents or to perform any (in the case of any Finance Party) or a material (in the case of the Borrower or (as the case may be) the Guarantors) obligation under and/or give any required consent pursuant to this Agreement or any other Finance Document or to continue as a party to this Agreement or any other Finance Document; or
(b)all or any part of this Agreement or any other Finance Document is or becomes void, invalid or unenforceable or of limited force and effect under any Applicable Law and the same would or might reasonably be expected to result in the rights, title and interests of the Finance Parties and the Borrower (or any of them) under any Finance Document being materially adversely affected, based on advice received by the Facility Agent and shared with the Borrower from reputable legal counsel in the relevant jurisdictions obtained at the Borrower’s cost, then, without prejudice to the Borrower’s and the Guarantors’ obligations and the rights of the Finance Parties under the Finance Documents, the affected party shall serve notice of that event on the other parties hereto and clause 13.1 shall apply and not later than the earlier of (i) the end of the consultation period referred to in clause 13.1, or such later date as the parties may agree, and (ii) the date on which that Change in Law takes effect (or, in the circumstances referred to in paragraph (b) above, not later than the end of the consultation period referred to in clause 13.1):
(i)the Commitment of any affected Lender shall be cancelled forthwith and reduced to zero; and/or
(ii)the principal amount of that Lender’s Contribution then outstanding, all interest accrued thereon and any other amounts due and payable by the Borrower under any Finance Document in respect of that Lender’s Contribution (including, without limitation, any amounts falling due under clause 11.1) which are unpaid shall become immediately due and payable and the Borrower shall immediately pay the same (or, in the circumstances referred to in paragraph (b) above, such amount shall become due and payable and the Borrower shall pay such amount within five (5) Banking Days of demand by the Facility Agent).
13.MITIGATION
13.1General
If:
(a)the Borrower becomes obliged to make any payment or any increased payment under any of clauses 4.8, 11.6, 12.1 or 12.4; or
(b)clause 12.5 applies,
(each a “Relevant Circumstance”) then, without in any way limiting, reducing or otherwise qualifying the rights and obligations of the Finance Parties under any provision of the Finance Documents, any party hereto who is aware of the same will, upon becoming aware of the same, notify the other parties hereto thereof and, for a period of up to sixty (60) days, and subject as provided in clause 13.2, each of the Finance Parties agrees that it will not take any action which will result in the acceleration of any Loan by reason of the Relevant Circumstance and that it will take

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such steps as are reasonable and as may be open to it to mitigate the effects of that circumstance (including the restructuring of the transactions hereby contemplated in a manner which will avoid the circumstance in question (which may include a change in the identity of one or more of the Lenders) and on terms which the Finance Parties and the Borrower consider reasonable), provided that:
(i)no party shall be under any obligation to take any such action if to do so would have a material adverse effect on its business, operations or financial condition or the financial basis under which the Finance Documents have been entered into or would entail any cost, Loss, Expense or Tax to that party (unless, in the case of an adverse effect on that financial basis, or cost, Loss, Expense or Tax, the relevant party shall have been indemnified or otherwise secured to its reasonable satisfaction by the Borrower; and
(ii)the parties shall not be under any obligation to achieve any particular result nor shall any of them incur any liability to the Borrower or the Guarantors by virtue of the steps taken or such steps resulting in less than complete mitigation.
13.2Conditions – general
The agreement of the parties set forth in clause 13.1 is subject to the conditions that:
(a)at the relevant time, no Trigger Event or Termination Event shall have occurred and be continuing;
(b)no action to be taken under, or any delay in any action as a result of the operation of, clause 13.1 would or might reasonably be expected to result in the rights, title and interests of the Finance Parties, the Borrower or the Guarantors (or any of them) under any Finance Document being materially adversely affected, based on advice received by the Facility Agent and shared with the Borrower from reputable legal counsel in the relevant jurisdictions obtained at the Borrower’s cost;
(c)all amounts due and payable, or expressed to be due and payable, to each party pursuant to the Finance Documents at the relevant time shall have been paid to them; and
(d)no Applicable Law shall prevent any party from performing its obligations under clause 13.1.
14.ROLE OF FACILITY AGENT
14.1Appointment of the Facility Agent
(a)Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)Each other Finance Party authorises the Facility Agent to perform the duties and exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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14.2Duties of the Facility Agent
(a)The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Except where a Finance Document specifically provides otherwise, the Facility Agent shall promptly forward to a party the original or a copy of any document which is delivered to the Facility Agent for that party by any other party.
(c)Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.
(d)If the Facility Agent receives notice from a party referring to this Agreement, describing a Relevant Event or Trigger Event and stating that the circumstance described is a Relevant Event or Trigger Event, it shall promptly notify the Finance Parties.
(e)If the Facility Agent is aware of the non payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent) under this Agreement it shall promptly notify the other Finance Parties.
(f)The Facility Agent shall not have any duties, obligations or responsibilities other than those expressly provided for in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
14.3No fiduciary duties
(a)Nothing in any Finance Document constitutes the Facility Agent as a trustee or fiduciary of any other Person.
(b)The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account or, except as expressly stated in this Agreement, to provide any credit or other information relating to the Borrower or the Guarantors or otherwise relating to the facility made available to the Borrower pursuant to this Agreement.
14.4Business with the AerCap Group
(a)The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any other AerCap Group Company or any other Person and shall not be bound to account to the Borrower or such other AerCap Group Company or any other Person for any profits or benefits arising from such business.
(b)The Facility Agent shall be entitled, notwithstanding that it is also the Facility Agent, to take, or refrain from taking, any action which it would be entitled to take or refrain from taking as a Finance Party or in connection with any other relationship with any AerCap Group Company or any other Person if it were not the Facility Agent.
(c)The Facility Agent shall not be precluded, by virtue of its position as such a beneficiary or a Finance Party or any such other relationship, from exercising any of its rights, powers, authorities or discretions as agent under the Finance Documents

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14.5Rights as Lender
If it is also a Lender, the Facility Agent has the same rights and powers under this Agreement as any other Lender and may exercise those rights as though it were not also the Facility Agent.
14.6Rights and discretions of the Facility Agent
(a)The Facility Agent may rely on:
(i)any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and
(ii)any statement or certificate purportedly made by a director, authorised signatory or employee of any Person:
(A)as to any matter of fact which may reasonably be assumed to be within his knowledge or within his power to verify; or
(B)to the effect that such Person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that this is the case and, in the case of (A) above, may assume the truth and accuracy of such statement or certificate.
(b)The Facility Agent may assume that:
(i)any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(ii)unless it has received notice of revocation, that those instructions have not been revoked.
(c)The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Relevant Event or Trigger Event has occurred (unless it has actual knowledge of that Relevant Event or Trigger Event);
(ii)any right, power, authority or discretion vested in any party or the Majority Lenders has not been exercised;
(iii)any Person notified to it by the Borrower as duly authorised to take any action on the Borrower’s behalf contemplated under this Agreement remains so duly authorised unless and until it has received written notice to the contrary from the Borrower; and
(iv)any notice or request made by the Borrower (other than a Drawdown Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(d)The Facility Agent may engage, pay for and rely on the opinion, advice or services of, or any information obtained from, any lawyers, tax advisers, accountants, surveyors or other professional advisers or experts. Any such

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opinion, advice or information may be sent or obtained by letter, telephone, electronic mail or any other means and the Facility Agent shall not be liable for acting on any opinion, advice or information purporting to be so conveyed even if it contains some error or is not authentic and shall not be liable for any damages, costs or losses to any Person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(e)Without prejudice to the generality of paragraph (d) above, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.
(f)The Facility Agent may act in relation to the Finance Documents through its personnel and agents. Any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with the Finance Documents.
(g)Unless a contrary indication appears in a Finance Document, the Facility Agent may disclose to any other party any information it reasonably believes it has received as agent under this Agreement. Without prejudice to the generality of the foregoing, the Facility Agent may disclose and, on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the Borrower and the Finance Parties.
(h)Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent shall not be obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
(j)Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent may refrain without liability from doing anything that would or might in its reasonable opinion be contrary to any Applicable Law of any state or jurisdiction (including but not limited to the United States of America or any jurisdiction forming a part of it and England and Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its reasonable opinion, necessary to comply with any such Applicable Law, directive or regulation.
14.7Majority Lenders’ instructions
(a)Unless a contrary indication appears in a Finance Document, the Facility Agent shall:
(i)exercise any right, power, authority or discretion vested in it as the Facility Agent in accordance with any instructions given to it by the Majority Lenders or if the Finance Document stipulates that the matter is an all Lender decision, all Lenders (or, if so instructed by the

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Majority Lenders (or if applicable all Lenders), refrain from exercising any right, power, authority or discretion vested in it as the Facility Agent); and
(ii)not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders to the Facility Agent will be binding on all the Finance Parties.
(d)The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (e) below until it has received such indemnity, security and/or prefunding as it may require (which may be greater in extent than that contained in the Finance Documents and whether by way of payment in advance or otherwise) for any Losses together with any Value Added Tax thereon which it may expend or incur in complying with the instructions.
(e)In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as the case may be.
(f)The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
14.8Responsibility for documentation; No duty to monitor
(a)The Facility Agent is:
(i)not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Borrower, the Guarantors or any other Person given in or in connection with any Finance Document whether or not such information was or is circulated by the Facility Agent or any other agreement arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(ii)not responsible for the accuracy of any representation, warranty or statement (whether written or oral) made by any other party in or at any time in connection with any Finance Document or the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or
(iii)not responsible for any determination as to whether any information provided or to be provided to any Lenders is non-public information

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the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
(b)The Facility Agent shall not be bound to enquire:
(i)whether or not any Relevant Event or Trigger Event has occurred;
(ii)as to the performance, default or any breach by any party of its obligations under any Finance Document; or
(iii)whether any other event specified in any Finance Document has occurred.
14.9Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability, whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions, any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution, or strikes or industrial action.
(b)No party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it

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might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this clause.
(c)The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Facility Agent to conduct on behalf of any Lender any “know your customer” or other procedures in relation to any Person or any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to any such procedures made by the Facility Agent.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saying, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.
14.10Lenders’ indemnity to the Facility Agent
(a)Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Banking Days of demand, against any Loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as the Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower or the Guarantors pursuant to a Finance Document).
(b)The Borrower shall indemnify each Lender, within three (3) Banking Days of demand, against, and reimburse to each Lender the amount of, any payment made by it pursuant to paragraph (a) above.
14.11Resignation of the Facility Agent
(a)The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor to the Facility Agent.

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(c)If the Majority Lenders have not appointed a successor the Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor the Facility Agent.
(d)If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as Facility Agent and the Facility Agent is entitled to appoint a successor under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade its proposed successor to become a party to this Agreement as Facility Agent) agree with its proposed successor amendments to this clause 14.11 and any other terms of this Agreement dealing with the rights and obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees (together with any reasonable amendments to the agency fee payable under the Agreement which are consistent with the normal fees of the successor Facility Agent and those amendments will, with their prior written consent (not to be unreasonably withheld), bind the parties).
(e)The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.
(f)The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of clause 11.9 or this clause 14 (and any fees owed to the account of the retiring Facility Agent under a Fee Letter shall cease to accrue from, and shall be paid on, that date). Its successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.
(h)The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent (after consultation with the Borrower) pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:
(i)the Facility Agent fails to respond to a request under clause 7 and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Facility Agent pursuant to clause 7 indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Facility Agent notifies the Borrower and the Lenders that it will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

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and (in each case) the Borrower or a Lender reasonably believes that a party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.
(i)After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign, at the Lenders' cost, in accordance with paragraph (b) above.
(j)The parties agree, if requested to do so, to execute whatever documents may be reasonably required to effect such a change of Facility Agent. Such a request may be made, in the case of an appointment under paragraph (a), paragraph (c) or paragraph (d) above, by the retiring Facility Agent or, in the case of an appointment under paragraph (b) above, by the Majority Lenders.
14.12Confidentiality
(a)In acting as agent under the Finance Documents, the Facility Agent shall be regarded as acting through its agency or other appropriate division which shall be treated as a separate legal Person from any other of its branches, divisions or departments.
(b)If information is received by another branch, division or department of the legal Person which is the Facility Agent, it may be treated as confidential to that branch, division or department and the Facility Agent shall not be deemed to have notice of it.
14.13Relationship with the Lenders
(a)The Facility Agent may treat each Lender as (i) a Lender, (ii) entitled to or liable for any payments under this Agreement, (iii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Documents and (iv) acting through its Lending Office, unless it has received not less than five (5) Banking Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)The Facility Agent shall not have any obligation or liability to any Lender or any other Person as a result of any failure by the Borrower, the Guarantors or any other Person to perform any of its obligations under the Finance Documents.
(c)Where any provision of any Finance Document provides that the Facility Agent may certify or determine an amount or rate payable by the other Lender or any of them, a certificate by the Facility Agent as to such amount or rate shall be conclusive and binding on each such other Lender in the absence of manifest error.
14.14Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it in connection with any Finance Document, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own

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independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:
(a)the financial condition, status and nature of AerCap Holdings, the Borrower or the Guarantors;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(d)the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any party or by any other Person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)the adequacy, accuracy and/or completeness of any communication delivered to it under any of the Finance Documents, any legal or other opinions, reports, valuations, certificates, appraisals or other documents delivered or made or required to be delivered or made at any time in connection with any of the Finance Documents or any other report or other document, statement or information circulated, delivered or made, whether orally or otherwise and whether before, on or after the date of this Agreement, and that it has not relied upon any representation or statement made by the Facility Agent as being an inducement to enter into any Finance Document.
14.15Deduction from amounts payable by the Facility Agent
If any party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received any amount so deducted.
14.16Amounts paid in error
(a)If the Facility Agent pays an amount to another party and the Facility Agent notifies that party that such payment was an Erroneous Payment then the party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
(b)Neither:

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(i)the obligations of any party to the Facility Agent; nor
(ii)the remedies of the Facility Agent,
(iii)(whether arising under this Clause 14.16 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other party).
(c)All payments to be made by a party to the Facility Agent (whether made pursuant to this Clause 14.16 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)In this Agreement, “Erroneous Payment” means a payment of an amount by the Facility Agent to another party which the Facility Agent determines (in its sole discretion) was made in error.
15.SET-OFF
15.1Set-off
(a)At any time when a Termination Event occurs and is continuing, and for so long as a Termination Event is continuing, each Finance Party may set off from any sum payable by it to the Borrower any sum due and unpaid by the Borrower to that Finance Party, in each case, under or in relation to any of the Finance Documents.
(b)The Borrower shall not be entitled to deduct any sum which may be due to it from the Finance Parties howsoever arising from any sum payable by it under or in connection with any of the Finance Documents.
(c)The Borrower shall not be entitled to refuse or postpone performance of any payment or other obligation under any of the Finance Documents by reason of any claim which it may have or may consider that it has against:
(i)the Finance Parties under or in connection with any of the Finance Documents or any other agreement with any of the Finance Parties; and/or
(ii)any other party under or in connection with any of the Finance Documents.
15.2Set-off not mandatory
No Finance Party shall be obliged to exercise any of its rights under clause 15.1.
16.NOTICES
(a)Unless otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties hereto in connection with this Agreement shall:
(i)in order to be valid be in English and in writing;

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(ii)be deemed to have been duly served on, given to or made in relation to a party if it is:
(A)left at the address of that party set out herein or at such other address as that party has specified by fifteen (15) days’ written notice to the other parties hereto;
(B)posted by first class airmail postage prepaid or sent with an internationally recognised courier service in each case in an envelope addressed to that party at that address or at such other address as that party has specified by fifteen (15) days’ written notice to the other parties hereto; or
(C)sent by electronic mail to the e-mail address of that party set out herein or to such other e-mail address as that party has specified by fifteen (15) days’ written notice to the other parties hereto;
(iii)be sufficient if:
(A)executed under the seal of the party giving, serving or making the same; or
(B)signed or sent on behalf of the party giving, serving or making the same by any attorney, director, secretary, agent or other duly authorised officer or representative of that party;
(iv)be effective:
(A)if left at the specified address, when actually left at that address;
(B)if posted by first class airmail postage prepaid in an envelope addressed to the specified address, five (5) Banking Days after being deposited in the post (or on actual receipt, if earlier);
(C)if sent with an internationally recognised courier service in an envelope addressed to the specified address, two (2) Banking Days after posting (or on actual receipt, if earlier); and
(D)in the case of a communication by electronic mail, if received in readable form before 5.00 p.m. (London time), on the date actually received or, if received after 5.00 p.m. (London time), on the following Banking Day.
(b)For the purposes of this clause 16, all notices, requests, demands or other communications shall be given or, made by being addressed as follows:
(i)if to the Borrower or a Guarantor, to it at the following address:

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c/o AerCap Ireland Limited
Aviation House
Shannon
County Clare
V14 AN29
Ireland
e-mail address:    contractualnotices@aercap.com
Attention:    Legal Department
(ii)if to the Facility Agent, to it at the following address:
Wilmington Trust (London) Limited
Third Floor
1 King’s Arms Yard
London EC2R 7AF
England

e-mail address:    dlloan_agency_rms_london@
wilmingtontrust.com
Attention:         Chris Donovan
(iii)if from the Borrower or a Guarantor to any Finance Party, to that Finance Party care of the Facility Agent; and
(iv)if from the Facility Agent to any other Finance Party, to that Finance Party at such address as that Finance Party shall have specified by written notice to the Facility Agent (such notice to contain the address, e-mail address and any other information required to enable the transmission of information by those means including, in each case, the department or officer, if any, for whose attention communication is to be made) and the Facility Agent shall be entitled to treat such address as the relevant address to which all notices, requests, demands or other communications to that Finance Party should be made.
17.CONFIDENTIALITY
Each party hereto shall and shall procure that each of its respective officers, directors, employees and agents shall keep secret and confidential and not, without the prior written consent of the Borrower and the Facility Agent, disclose to any third party the terms of any of the Finance Documents or any of the information, reports, invoices or documents supplied by or on behalf of any of the other parties hereto, save that any such party shall be entitled to disclose any such terms, information, reports or documents:
(a)in connection with any litigation, arbitration, administrative or other investigations, proceedings or disputes arising out of or in connection with any of the Finance Documents to the extent that that party may consider necessary to protect its interest; or
(b)to any actual or potential permitted assignee or transferee of all or any of that party’s rights and/or obligations under any of the Finance Documents or any

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other permitted Person proposing to enter into contractual arrangements with that party in relation to or in connection with the transactions contemplated by any of the Finance Documents, subject to it obtaining an undertaking from that actual or potential permitted assignee or permitted other Person in the terms similar to this clause 17; or
(c)if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise; or
(d)pursuant to any Applicable Law; or
(e)to any fiscal, monetary, Tax, governmental or other competent authority (including the SEC); or
(f)to its officers, directors and employees or to its Affiliates and their officers, directors and employees (provided, in each case, that they are informed of its confidential nature and that some or all of such information may be price-sensitive)
(g)to its or its Affiliates’ auditors, bankers, legal or other professional advisers (which are under an ethical obligation to or agree to hold that information confidential); or
(h)in any manner contemplated by any of the Finance Documents; or
(i)to any AerCap Group Company other than the Borrower.
18.CONSENTS AND RELATED MATTERS
(a)The Borrower and the Guarantors shall be entitled to deal exclusively with the Facility Agent and rely on communications that it receives from the Facility Agent in relation to any request for approval, consent, waiver, agreement or exercise of another discretion that it may, from time to time, make under or in connection with any Finance Document or the transactions contemplated thereby.
(b)Where any approval, consent, waiver, agreement or exercise of other discretion is requested by the Borrower or the Guarantors from the Facility Agent pursuant to this Agreement or any other Finance Document, the Facility Agent and the relevant Finance Parties at whose direction the Facility Agent is required (pursuant to the terms of the Finance Documents) to act in relation to the particular matter each agree to consider the same and respond to the Borrower or (as the case may be) the Guarantors in a timely manner.
19.MISCELLANEOUS
19.1Cumulative rights
The respective rights of the Finance Parties and the Borrower pursuant to this Agreement and the other Finance Documents:
(a)are cumulative, may be exercised as often as they consider appropriate and are in addition to their respective rights under Applicable Law; and
(b)shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing.

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19.2Waivers
Any failure to exercise, or any delay in exercising, on the part of any Finance Party, the Borrower or the Guarantors, any right under any Finance Document shall not operate as a waiver or variation of that or any other right and any defective or partial exercise of any such right shall not preclude any other or further exercise of that or any other right, and no act or course of conduct or negotiation shall in any way preclude any party hereto from exercising any such right or constitute a suspension or any variation of any such right.
19.3Severability
If at any time any provision of any Finance Document is or becomes illegal, invalid or unenforceable in any respect under any Applicable Law, neither the legality, validity nor the enforceability of the remaining provisions hereof nor the legality, validity or enforceability of that provision under the law of any other jurisdiction shall in any way be affected or impaired.
19.4Further assurance
Except to the extent inconsistent with the express terms of the Finance Documents, the Borrower shall from time to time and at its own cost, to the extent that it is permitted to do so under Applicable Law, as soon as reasonably practicable sign, seal, execute, acknowledge, deliver, file and register all such additional documents, instruments, agreements, certificates, consents and assurances and do all such other acts and things as may be required by Applicable Law or reasonably requested by the Facility Agent from time to time in order to give full effect to each Finance Document or to establish, maintain, protect or preserve the rights of the Finance Parties and the Borrower under the Finance Documents or to enable any of them to obtain the full benefit of each Finance Document and to exercise and enforce their respective rights and remedies under the Finance Documents.
19.5Certificates
A certificate given by any Finance Party as to the amount of any sum required to be paid to it under any provisions of any of the Finance Documents shall, save in the case of manifest error, be prima facie evidence of the amounts therein stated for all purposes of the Finance Documents.
19.6Amendments and waivers
(a)
(i)Subject to clauses 19.6(b) and 19.6(c), any term of the Finance Documents may be amended or waived only with the prior written consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all parties.
(ii)The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 19.6.
(b)

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(i)An amendment or waiver that has the effect of changing or which relates to:
(A)the definition of “Majority Lenders” in clause 1.1;
(B)an extension to the date of payment of any amount under the Finance Documents;
(C)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(D)any provision which expressly requires the consent of all the Lenders;
(E)an amendment to any sanctions provisions in the Finance Documents; or
(F)clause 20 or this clause 19.6,
shall not be made without the prior written consent of all the Lenders and the Borrower.
(ii)An increase in or an extension of any individual Lender’s Commitment may not be effected without the consent of that Lender.
(iii)An amendment or waiver which relates to the rights or obligations of the Facility Agent (in its capacity as such) may not be effected without the consent of the Facility Agent.
(c)If a Published Rate Replacement Event has occurred, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Benchmark; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Benchmark;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body,

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the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the prior written consent of the Majority Lenders and the Borrower.
(d)If the Facility Agent has not received written notice of objection from the Majority Lenders to a request for an amendment or waiver described in clause 19.6(c) within thirty (30) days of that request being made, the Majority Lenders will be deemed to have given their consent for the purposes of clause 19.6(c).
19.7Non-Consenting or Defaulting Lender
If, in connection with any proposed amendment, waiver or consent with respect to any of the provisions of this Agreement which requires the approval of all of the Lenders, the approval of the Majority Lenders shall have been obtained but the approval of any one or more of such other Lenders (each, a “Non-Consenting Lender”) whose approval is required shall not have been obtained, or if any one or more Lenders is in breach of any of its express obligations under this Agreement (each, a “Defaulting Lender”), then with respect to each such Non-Consenting Lender or Defaulting Lender the Borrower may, by giving written notice to the Facility Agent and to such Non-Consenting Lender or Defaulting Lender of its election to do so, elect to:
(a)cause such Non-Consenting Lender or Defaulting Lender (and such Non-Consenting Lender or Defaulting Lender agrees) to transfer its participation in the Loan and its Commitment (if any) in full to a Transferee in accordance with clause 20.3 in which case:
(i)on the date of such transfer, the Transferee shall pay to such Non-Consenting Lender or Defaulting Lender an amount equal to the principal of, and all accrued interest on, the participation of such Non-Consenting Lender or Defaulting Lender in the Loan;
(ii)on the date of such transfer, the Borrower shall pay any amounts payable to such Non-Consenting Lender or Defaulting Lender pursuant to clause 11.1 and all other amounts due and payable, or becoming due and payable, by the Borrower to such Non-Consenting Lender or Defaulting Lender as if it were a prepayment;
(iii)the Transferee shall consent, at the time of such transfer, to each matter in respect of which any such Non-Consenting Lender was a Non-Consenting Lender; and
(iv)upon the prepayment of all amounts owing to such Non-Consenting Lender or Defaulting Lender and the cancellation of such Non-Consenting Lender’s or Defaulting Lender’s Commitment (if any), such Non-Consenting Lender or Defaulting Lender shall no longer constitute a “Lender” for the purposes hereof, provided that any rights of such Non-Consenting Lender or Defaulting Lender to indemnification hereunder shall survive as to such Non-Consenting Lender or Defaulting Lender; or
(b)prepay such Non-Consenting Lender’s or Defaulting Lender’s participation in the Loan in full pursuant to clause 4.6.

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19.8Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.
19.9Other security
Nothing contained in this Agreement shall prejudice or affect the rights of any of the Finance Parties under any guarantee, lien, bill, note, charge or other security from any party, other than those comprised in or contemplated by the Finance Documents now or hereafter held by it in respect of any moneys, obligations or liabilities thereby secured and so that (without limitation) each and any such Person may apply any moneys recovered under any such guarantee, lien, bill, note, charge or other security in or towards payment of any money, obligation or liability, actual or contingent, now or hereafter due, owing or incurred to it by any Person or may hold such moneys on a suspense account for such period as it may in its absolute discretion think fit.
19.10Conduct of business by the Finance Parties
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)except as otherwise expressly provided, oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)except as otherwise expressly provided, oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
20.TRANSFERS
20.1Benefit and burden
This Agreement shall be binding upon the parties and their respective successors in title and shall enure for the benefit of the parties and their respective successors in title, permitted transferees and permitted assignees.
20.2Transfers by the Borrower
The Borrower shall not assign any rights or transfer any obligations under any Finance Document to which it is a party without the prior written consent of the Facility Agent (acting on the instructions of all the Lenders).
20.3Transfers by Lenders
Any Lender may transfer all or any of its rights, benefits and obligations under the Finance Documents to one or more Eligible Assignees or change its Lending Office (whether in the same or a different jurisdiction), provided always that:

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(a)the aggregate amount of its participation in the Loan and its Commitment (if any) of the assigning Lender subject to each such transfer shall not be less than the lower of (i) $10,000,000 and (ii) the assigning Lender's remaining participation in the Loan or Commitment (or such smaller amount as the Borrower shall agree) and will be in increments of $1,000,000 in excess thereof following the proposed transfer;
(b)prior to the transfer or change in Lending Office becoming effective, the relevant Lender shall have given notice to the Borrower (with a copy to the Facility Agent) of the identity of the Transferee or (as the case may be) the new Lending Office and the jurisdiction of tax residence of the Transferee or (as the case may be) the new Lending Office and the Borrower shall have consented to the transfer or change in Lending Office (such consent not to be unreasonably withheld or delayed, it being agreed that failure to grant such consent based on good faith concerns with respect to the creditworthiness of the Person to which the Commitment or the Loan is to be transferred shall, among other things, not be unreasonable);
(c)neither the Borrower nor the Guarantors shall be under any obligation to pay any greater amount or suffer any other increase in liabilities or diminution in right or benefit under the Finance Documents following and as a consequence of any such transfer or change in Lending Office, except where the same arises as a consequence of a Change in Law which occurs after the date of that transfer or change in Lending Office (but excluding any Change in Law which is officially announced or proposed before the date of that transfer or change in Lending Office); and
(d)the relevant Lender shall transfer an equal portion of its participation or, as the case may be, its undrawn Commitment in the Loan, and provided further that the provisos set out above shall not apply to the extent that any Lender has effected a transfer or changed its Lending Office pursuant to, and in accordance with, clause 13.1 or following the occurrence of a Termination Event which is continuing.
20.4Transfer Certificates
(a)If any Lender (the “Transferor”) transfers all or any part of its rights, benefits and/or obligations under the Finance Documents to another bank or financial institution or other Person approved by the Borrower (the “Transferee”) in accordance with clause 20.3, that transfer shall be effected by way of a novation by the delivery to, and the execution by, the Facility Agent of a duly completed Transfer Certificate or in such other manner as the Facility Agent and the Borrower may otherwise agree.
(b)On the date specified in the Transfer Certificate:
(i)to the extent that in the Transfer Certificate the Transferor seeks to transfer its rights and obligations under the Finance Documents, each of the Transferor and the other parties hereto shall be released from further obligations to each other under the Finance Documents and their respective rights against each other under the Finance Documents shall be cancelled (such rights and obligations being referred to in this clause 20.4 as “Discharged Rights and Obligations”);

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(ii)the parties hereto (other than the Transferor) and the Transferee shall each assume obligations towards each other and/or acquire rights against each other which, subject to clause 20.3, differ from the Discharged Rights and Obligations only insofar as each of the parties hereto (other than the Transferor) and the Transferee have assumed and/or acquired the same in place of each of the parties hereto (other than the Transferor) and the Transferor, and
(iii)each of the parties hereto (other than the Transferor) and the Transferee shall acquire the same rights and assume the same obligations among themselves as they would have acquired and assumed had the Transferee originally been a party to the Finance Documents as a Lender with the rights and/or the obligations acquired or assumed by it as a result of the transfer.
(c)The Facility Agent shall as soon as reasonably practicable complete a Transfer Certificate on written request by a Transferor and upon:
(i)payment by the Transferee of a fee of five thousand Dollars ($5,000) (excluding any applicable goods and services tax) to the Facility Agent for each Transfer Certificate; and
(ii)completion of all “know your customer” requirements to the satisfaction of the Facility Agent.
(d)Where a duly completed Transfer Certificate is sent to the Facility Agent, such Transfer Certificate should reach the Facility Agent no later than five (5) Banking Days before the transfer date specified in such Transfer Certificate.
(e)Each party hereto (other than the Facility Agent, the Transferor and the Transferee) hereby confirms that the execution of any Transfer Certificate by the Facility Agent on its behalf shall be binding upon and enforceable against it as if it had executed the Transfer Certificate itself. Each party hereto (other than the Facility Agent, the Transferor and the Transferee) hereby irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.
For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this clause 20.4.
20.5Pro-rata interest settlement
In connection with any transfer contemplated by this clause 20, the Facility Agent shall distribute interest payments on a “pro rata basis” to the Transferor and the Transferee such that:
(a)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Transferor up to but excluding the transfer date specified in the Transfer Certificate (“Accrued Amounts”) and shall become due and payable to the Transferor (without further interest accruing on them) on the last day of the current Interest Period; and
(b)the rights assigned or transferred by the Transferor will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

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(i)when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Transferor; and
(ii)the amount payable to the Transferee on that date will be the amount which would, but for the application of this clause 20.5, have been payable to it on that date, but after deduction of the Accrued Amounts.
20.6Costs and expenses
In relation to any transfer contemplated by this clause 20 which is not a transfer pursuant to clause 13, the costs and expenses thereby incurred by each of the other parties hereto shall be for the account of the Transferee or the Transferor (as they may agree between themselves). In relation to any transfer contemplated by this clause 20 which is a transfer pursuant to clause 13, the costs and expenses thereby incurred by each of the other parties hereto shall be for the account of the Borrower.
21.CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
21.1Finance Parties
The Borrower agrees that any of its obligations in this Agreement or any other Finance Document which is expressly owed to any Finance Party shall be enforceable by that Finance Party subject always to any relevant restriction contained in any Finance Document. The provisions of the Contracts (Rights of Third Parties) Act 1999 shall apply for the benefit of each of the Finance Parties.
21.2Disapplication
Subject to clause 21.1, it is not intended by any of the parties hereto that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a party hereto. The parties hereto shall not require the consent of any Person who is not a party in order to rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement.
22.GOVERNING LAW AND JURISDICTION
22.1Governing law
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.
22.2Jurisdiction
Each of the parties hereto agrees, for the benefit of each of the other parties hereto, that any legal action or proceedings in respect of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement may be brought in the courts of England, irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts and the Borrower irrevocably designates, appoints and empowers AerCap UK Limited (registered in England with company number 02830095) whose current address is at 8th Floor, 20 Farringdon Street,

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London EC4A 4AB, England (being its current registered office) to receive for it and on its behalf service of process issued out of the courts of England in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any party to take proceedings against the other parties (or any of them) in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
22.3No immunity
Each of the parties hereto agrees that in any legal action or proceedings against it or its assets in connection with this Agreement no immunity from such legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of it or with respect to its assets, irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of any legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceedings.
23.CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges and accepts that any liability of any party hereto to any other party hereto under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including, without limitation:
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-in Action in relation to any such liability.
IN WITNESS WHEREOF the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

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SCHEDULE 1

ORIGINAL LENDERS

Lender	Lending Office	Commitment ($)
China Construction Bank (Europe) S.A. Amsterdam Branch	Claude Debussylaan 32, 1082 MD Amsterdam, The Netherlands	$100,000,000
DBS Bank Ltd.	12 Marina Boulevard, Level 46, Marina Bay Financial Centre Tower 3, Singapore 018982	$100,000,000
Industrial and Commercial Bank of China Limited, London Branch	81 King William Street London EC4N 7BG England	$100,000,000
Oversea-Chinese Banking Corporation Limited	The Rex Building, 3rd Floor, 62 Queen Street, London EC4R 1EB	$100,000,000
Bank of China Limited, London Branch	1 Lothbury, London, EC2R 7DB, United Kingdom	$60,000,000
CTBC Bank Co., Ltd.	8F, No.168, Jingmao 2nd Road, Nangang Dist., Taipei City 11568, Taiwan	$60,000,000
Bank of Communications (Hong Kong) Limited (incorporated in Hong Kong with limited liability)	20 Pedder Street, Central, Hong Kong	$50,000,000
The Bank Of East Asia, Limited, Offshore Banking Branch	10/F, No.88 Dunhua North Road Taipei, 10551, Taiwan	$30,000,000
Far Eastern International Bank, Ltd.	1F, No.205, 207&209, Tun Hwa S. Rd., Sec.2, Taipei 106, Taiwan	$30,000,000
KDB Ireland DAC	Ground Floor, Russell House, Stokes Place, St. Stephens Green, Dublin 2. D02 WK49	$5,000,000

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The Korea Development Bank, London Branch	22 Bishopsgate, London EC2N 4BQ, U.K.	$25,000,000
Bank of Taiwan, Singapore Branch	80 Raffles Place, #28-20 UOB Plaza 2, Singapore 048624	$20,000,000
E. SUN Commercial Bank, LTD.	6F, No.117, Sec.3, Mingsheng E. Rd., Songshan Dist., Taipei 10546, Taiwan	$20,000,000
First Commercial Bank, Offshore Banking Branch	5F., No. 30, Sec. 1, Chung King S. Rd., Taipei 10005, Taiwan	$20,000,000
Hua Nan Commercial Bank, Ltd., Offshore Banking Branch	14F, No.123, Songren Rd, Xinyi Dist., Taipei City 11073, Taiwan	$10,000,000
Hua Nan Commercial Bank, Ltd., Singapore branch	80 Robinson Road, #14-03 Singapore 068898	$10,000,000
Land Bank of Taiwan	No.46, Guanqian Rd., Jhongjheng District, Taipei 100007, Taiwan	$20,000,000
Mega International Commercial Bank Co., Ltd., Offshore Banking Branch	10th FL, No.100, Chi Lin Road, 10424, Taipei, Taiwan, R.O.C.	$20,000,000
State Bank of India, Osaka Branch	Nomura Fudosan Osaka Bldg., 6th Floor, No. 8-15, 1-chome, Azuchimachi, Chuo-ku, Osaka 541-0052 Japan	$20,000,000
Taipei Fubon Commercial Bank Co., Ltd.	1F, 2F, 3F, 5F, 8F, 12F., No. 50, Sec. 2, Zhonshan N. Rd., Zhonshan Dist., Taipei City 104416, Taiwan (R.O.C.)	$20,000,000
Taishin International Bank Co. Ltd.	1F, B1F., No. 44, Sec. 2, Zhongshan N Rd., Zhongshan Dist., Taiwan R.O.C.	$20,000,000
Taiwan Business Bank Ltd., Offshore Banking Branch	3F, No.30, Ta Cheng Street, Taipei, Taiwan, R.O.C.	$20,000,000

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Taiwan Cooperative Bank, Offshore Banking Branch	5F, No.225, Sec. 2, Chang An E. Rd., Songshan Dist., Taipei City 105, Taiwan (R.O.C.)	$20,000,000
Bank of Kaohsiung, Offshore Banking Branch	2F, 51 Chung Hwa 4th Road, Kaohsiung, Taiwan	$15,000,000
BANK SINOPAC, acting through its Hong Kong Branch (incorporated in Taiwan with limited liability)	18/F, One Peking, No. 1 Peking Road, Tsim Sha Tsui, Kowloon, Hong Kong	$15,000,000
Cathay United Bank	8 Marina Boulevard, #13-01/03 Marina Bay Financial Centre Tower 1, Singapore 018981	$15,000,000
Chang Hwa Commercial Bank Ltd. Offshore Banking Branch	10F, No.57, Sec. 2, Zhongshan N. Road, Taipei, Taiwan, R.O.C.	$15,000,000
KGI Bank Co., Ltd.	9F., No. 135 Dunhua N.Rd., Songshan Dist., Taipei City 105, Taiwan, R.O.C.	$15,000,000
The Export-Import Bank of the Republic of China	8th FL., 3 Nanhai Road, Taipei 10066 Taiwan, Republic of China	$15,000,000
The Shanghai Commercial & Savings Bank, Ltd. Offshore Banking Branch	3/F, No.69 Minquan West Road, Taipei, Taiwan	$15,000,000
Woori Bank Singapore Branch	10 Marina Boulevard #13-03 MDFC Tower 2, Singapore 018983	$15,000,000
		$1,000,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT
1.Finance Documents
Copies of the duly executed Finance Documents (other than the Drawdown Notice).
2.Corporate documents
For the Borrower, a certificate signed by a director or the company secretary and, for each of the Guarantors, a certificate signed by a member of its senior management setting out the specimen signatures of those persons authorised to sign the Finance Documents to which it is or is to be a party and attaching, and certifying as true correct and complete copies of the originals in full force and effect and up to date (and in the case of resolutions not amended superseded or rescinded), copies of:
(a)its certificate of incorporation or certificate of trust, as applicable, and constitutional documents;
(b)the resolutions of its board of directors or regular trustee, as applicable, approving the execution and performance of each Finance Document to which it is or is to be a party and authorising the signatories to execute and deliver each Finance Document to which it is or is to be a party and other documents to be given pursuant thereto;
(c)if required, the resolutions of its shareholders and/or any supervisory body approving the execution and performance of each Finance Document to which it is or is to be a party; and
(d)a power of attorney appointing those persons authorised to sign on its behalf each Finance Document to which it is or is to be a party.
3.Process agent letters
A letter from AerCap UK Limited accepting its appointment as agent for service of process in England for the Borrower and each of the Guarantors.
4.Legal opinions
Legal opinions from:
(a)Clifford Chance Pte. Ltd. as English counsel to the Finance Parties;
(b)NautaDutilh as Dutch counsel to the Borrower;
(c)McCann FitzGerald LLP as Irish counsel to the Borrower; and
(d)Morris, Nichols, Arsht & Tunnell as Delaware counsel to the Borrower.

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5.Miscellaneous
(a)A copy of AerCap Holdings’ latest audited consolidated financial statements.
(b)All necessary information required to enable the Finance Parties to complete all necessary “know your customer” requirements with respect to the Borrower and the Guarantors.

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SCHEDULE 3

REPLACEMENT REFERENCE RATE TERMS

Definitions
Business Day Conventions (definition of “Month” and clause 4.9 (Banking Days)):	(a)If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)subject to paragraph (iii) below, if the numerically corresponding day is not a Banking Day, that period shall end on the next Banking Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Banking Day;
(ii)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Banking Day in that calendar month; and
(iii)if an Interest Period begins on the last Banking Day of a calendar month, that Interest Period shall end on the last Banking Day in the calendar month in which that Interest Period is to end.

(a)If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

Central Bank Rate:
(a)The short-term interest rate target set by the U.S. Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(b)if that target is not a single figure, the arithmetic mean of:

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(i)the upper bound of the short-term interest rate target range set by the U.S. Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)the lower bound of that target range.

Central Bank Rate Adjustment:
In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. (20%) trimmed arithmetic mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.
For this purpose, Central Bank Rate Spread means in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent (or by any other Finance Party which agrees to do so in place of the Facility Agent) of:
(a)the RFR for that RFR Banking Day; and
(b)the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:
(a)the RFR for that RFR Banking Day; or

(a)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment; or
(b)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five (5) RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in either case, to four (4) decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five (5) RFR Banking Days.

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Reporting Day:	The Banking Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.
RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
RFR Banking Day:
Any day other than:
(a)a Saturday or Sunday; and
(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

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SCHEDULE 4

DAILY NON-CUMULATIVE COMPOUNDED RFR RATE
The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:
where:
“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;
“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;
“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;
“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and
the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):
where:
“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

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“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;
“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;
“dcc” has the meaning given to that term above; and
the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four (4) decimal places) calculated as set out below:
where:
“d0” means the number of RFR Banking Days in the Cumulation Period;
“Cumulation Period” has the meaning given to that term above;
“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;
“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;
“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;
“dcc” has the meaning given to that term above; and
“tni” has the meaning given to that term above.

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SCHEDULE 5

FORM OF DRAWDOWN NOTICE
To:    Wilmington Trust (London) Limited, as Facility Agent
Date:    [●]

Unsecured Term Loan Agreement dated [●] 2024 between (1) the banks and financial institutions referred to therein as Original Lenders; (2) Wilmington Trust (London) Limited as Facility Agent; and (3) Terapon Funding Designated Activity Company as Borrower (the “Agreement”)
We refer to the Agreement. This is a Drawdown Notice.
1.We hereby give you notice that:
(a)we wish to draw down the Loan in full on [date]; and
(b)we request that an amount equal to the Fees payable by the Borrower to the Facility Agent on the Drawdown Date pursuant to the Fees Letters be netted from the proceeds of the Loan in payment of such Fees.
2.The proceeds of the Loan should be credited [to the Facility Agent for onward transmission to the Borrower at] / [directly to the Borrower at] [account].
3.We confirm that:
(a)all representations and warranties made by or on behalf of the Borrower in clauses 5.1(a) to (d) inclusive (Representations and warranties) of the Agreement are and will on the Drawdown Date be true and accurate with reference to the circumstances and facts then existing; and
(b)no Termination Event or Trigger Event has occurred which is continuing or would occur as a result of the proposed utilisation.
4.This Drawdown Notice is irrevocable.
5.Words and expressions defined in the Agreement (including those defined therein by reference to another document) shall have the same meanings where used herein.
6.This Drawdown Notice and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

By: For and on behalf of Terapon Funding Designated Activity Company

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SCHEDULE 6

FORM OF TRANSFER CERTIFICATE
To:    Wilmington Trust (London) Limited, as Facility Agent
Date:    [●]
Unsecured Term Loan Agreement dated [●] 2024 between (1) the banks and financial institutions referred to therein as Original Lenders; (2) Wilmington Trust (London) Limited as Facility Agent; and (3) Terapon Funding Designated Activity Company as Borrower (the “Agreement”)
We refer to the Agreement. This is a Transfer Certificate.
1.[Details of the Transferor] (the “Transferor”):
(a)confirms that the details in Part 1 of the schedule to this Transfer Certificate are accurate; and
(b)requests [Details of Transferee] (the “Transferee”) to accept and procure, in accordance with clause 20.4 of the Agreement, the substitution of the Transferor by the Transferee in respect of the amounts and percentages of the Transferor’s Contribution specified in Part 2 of the schedule hereto by signing this Transfer Certificate.
2.The Transferee hereby requests the Borrower, the Guarantors and each of the Finance Parties to accept this executed Transfer Certificate as being delivered under and for the purposes of clause 20.4 of the Agreement so as to take effect in accordance with the terms thereof on the transfer date specified in Part 3 of the schedule hereto or such later date as may be determined in accordance with the terms thereof.
3.The Transferee:
(a)represents that it has received a copy of the Agreement together with such other documents and information as it has requested in connection with this transaction;
(b)represents that it has not relied and will not rely on the Transferor or any of the other Finance Parties to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information;
(c)agrees that it has not relied and will not rely on the Transferor or any of the other Finance Parties to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any party to any of the Finance Documents or the legality, validity, priority, adequacy, effectiveness or enforceability of any of the Finance Documents; and
(d)agrees that it will be bound by the provisions of the Agreement and the other Finance Documents and will perform in accordance with the terms of the Agreement and the other Finance Documents the obligations which by their terms are required to be performed by a Lender.
4.With effect from the transfer date specified in Part 3 of the schedule hereto, the parties to the Agreement (including in particular but without limitation the Transferee) agree

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that, to the extent of the portion of the Transferor’s Contribution specified in Part 2 of the schedule hereto, the rights, benefits and obligations of the Transferor shall be transferred by way of novation to the Transferee in accordance with clause 20.4 of the Agreement.
5.The Transferee confirms that its Lending Office and address for notices for the purposes of the Agreement are as set out in Part 4 of the schedule hereto.
6.The Transferor agrees that nothing herein or in the Agreement or any other Finance Document shall oblige the Transferee to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations transferred pursuant hereto or (ii) support any Losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by any other party to the Finance Documents of its obligations under any Finance Document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.
7.Words and expressions defined in the Agreement (including those defined therein by reference to another document) shall have the same meanings where used herein.
8.This Transfer Certificate and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

By: For and on behalf of [Transferor]
By: For and on behalf of [Transferee]

The Facility Agent on behalf of itself and all other parties to the Agreement (other than the Transferor and the Transferee).

By: For and on behalf of Wilmington Trust (London) Limited

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SCHEDULE

Part 1
Transferor’s Contribution	$[ ]
Part 2
Amount of Transferor’s Contribution to be transferred to Transferee	$[ ]
Portion of Transferor’s Contribution to be transferred to Transferee	[ ]%
Part 3
Transfer Date	[ ]
Part 4
Lending Office of Transferee:	Notice details of Transferee:
[ ]	[ ]

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SCHEDULE 7

FORM OF NOTE
[Date]
FOR GOOD AND VALUABLE CONSIDERATION, Terapon Funding Designated Activity Company (the “Borrower”) hereby promises to pay to [⦁] (the “Lender”), in accordance with the provisions of the Unsecured Term Loan Agreement dated [⦁] between, inter alios, the Borrower, as borrower, Wilmington Trust (London) Limited (the “Facility Agent”), as facility agent, and the Lender, as a lender (as amended, restated, supplemented and/or varied from time to time, the “Loan Agreement”), the principal amount of the Loan from time to time made by the Lender to the Borrower under the Loan Agreement.
In this Note, except as otherwise defined herein, capitalised terms and expressions will have the meanings given thereto in the Loan Agreement.
The Borrower promises to pay interest on the unpaid principal amount of the Loan until the principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement. All payments of principal and interest shall be made to the Facility Agent for the account of the Lender in Dollars in immediately available funds in accordance with the provisions of the Loan Agreement. If any amount is not paid in full when due hereunder, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all such unpaid amounts shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) at the Default Rate.
This Note is one of the Notes referred to in the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Termination Events specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Loan Agreement. The Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.
The Borrower hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonour and non-payment of this Note.
This Note and any non-contractual obligations arising out of or in connection with this Note shall be governed and construed in accordance with English law.
[Signature page follows]

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TERAPON FUNDING DESIGNATED ACTIVITY COMPANY By: Name: Title:

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SIGNATURES

Original Lender China Construction Bank (Europe) S.A. Amsterdam Branch By: /s/ Daiquan HUANG Name: Daiquan HUANG Title: General Manager

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SIGNATURES

Original Lender DBS Bank Ltd. By: /s/ CHENG Yu Hua Name: CHENG Yu Hua Title: ATTORNEY-IN-FACT

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SIGNATURES

Original Lender Industrial and Commercial Bank of China Limited, London Branch By: /s/ JIANJUN LIU Name: JIANJUN LIU Title: Deputy General Manager
Original Lender Industrial and Commercial Bank of China Limited, London Branch By: /s/ HUI CUI Name: HUI CUI Title: Deputy General Manager

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SIGNATURES

Original Lender Oversea-Chinese Banking Corporation Limited By: /s/ Siu Ming Cheuk Name: Siu Ming Cheuk Title: General Manager, London Branch

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SIGNATURES

Original Lender Bank of China Limited, London Branch By: /s/ Bin Xia Name: Bin Xia Title: Deputy General Manager
Original Lender Bank of China Limited, London Branch By: /s/ Xin Chen Name: Xin Chen Title: Co-Head of Corporate Banking Department

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SIGNATURES

Original Lender CTBC Bank Co., Ltd. By: /s/ Kevin Lee Name: Kevin Lee Title: Senior Vice President

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SIGNATURES

Original Lender

Bank of Communications (Hong Kong) Limited (incorporated in Hong Kong with limited liability)

By:     /s/ Chen Bun, Carmen (AS096)
Name: Chen Bun, Carmen (AS096)
Title: General Manager Structured and Capital Finance Department

Original Lender

Bank of Communications (Hong Kong) Limited (incorporated in Hong Kong with limited liability)

By:     /s/ LO LOK KI (AS114)
Name: LO LOK KI (AS114)
Title: Section Head Documentation (Commercial)

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SIGNATURES

Original Lender The Bank Of East Asia, Limited, Offshore Banking Branch By: /s/ Jenny Wen Name: Jenny Wen Title: General Manager
Original Lender The Bank Of East Asia, Limited, Offshore Banking Branch By: /s/ Alan Lee Name: Alan Lee Title: Deputy General Manager

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SIGNATURES

Original Lender Far Eastern International Bank, Ltd. By: /s/ Jason Kuo Name: Jason Kuo Title: Senior Deputy Executive Vice President Head of Asia Pacific Corporate Finance

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SIGNATURES

Original Lender KDB Ireland DAC By: /s/ Mr. Jin Kyu Lee Name: Mr. Jin Kyu Lee Title: Managing Director

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SIGNATURES

Original Lender The Korea Development Bank, London Branch By: /s/ Nohyun Kim Name: Nohyun Kim Title: General Manager, KDB London Branch

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SIGNATURES

Original Lender Bank of Taiwan, Singapore Branch By: /s/ Yeh Hui-Ling Name: Yeh Hui-Ling Title: General Manager

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SIGNATURES

Original Lender E. SUN Commercial Bank, LTD. By: /s/ Jeff Lin Name: Jeff Lin Title: Senior Vice President & General Manager

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SIGNATURES

Original Lender First Commercial Bank, Offshore Banking Branch By: /s/ Kuo-Chen Fu Name: Kuo-Chen Fu Title: V.P. & General Manager

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SIGNATURES

Original Lender Hua Nan Commercial Bank, Ltd., Offshore Banking Branch By: /s/ Te-Wei Lin Name: Te-Wei Lin Title: Vice President & General Manager

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SIGNATURES

Original Lender Hua Nan Commercial Bank, Ltd., Singapore branch By: /s/ Dr Chang Hui Lung, Mike Name: Dr Chang Hui Lung, Mike Title: Vice President & General Manager

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SIGNATURES

Original Lender Land Bank of Taiwan By: /s/ Lai, Chi Shin Name: Lai, Chi Shin Title: SVP & General Manager
Original Lender Land Bank of Taiwan By: /s/ Kuo, Chen Chung Name: Kuo, Chen Chung Title: AVP & Deputy General Manager

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SIGNATURES

Original Lender Mega International Commercial Bank Co., Ltd., Offshore Banking Branch By: /s/ Min-I Lin Name: Min-I Lin Title: VP & GM

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SIGNATURES

Original Lender State Bank of India, Osaka Branch By: /s/ AJAY KUMAR NAMA Name: AJAY KUMAR NAMA Title: CEO & VP CREDIT, SBI OSAKA

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SIGNATURES

Original Lender Taipei Fubon Commercial Bank Co., Ltd. By: /s/ JIM JEN Name: JIM JEN Title: EXECUTIVE VICE PRESIDENT

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SIGNATURES

Original Lender Taishin International Bank Co. Ltd. By: /s/ Amy Wang Name: Amy Wang Title: Vice President

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SIGNATURES

Original Lender Taiwan Business Bank Ltd., Offshore Banking Branch By: /s/ WENLING CHANG Name: WENLING CHANG Title: S. V. P. & General Manager

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SIGNATURES

Original Lender Taiwan Cooperative Bank, Offshore Banking Branch By: /s/ HUANG, EMMY Name: HUANG, EMMY Title: VP & General Manager

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SIGNATURES

Original Lender Bank of Kaohsiung, Offshore Banking Branch By: /s/ Erick Huang Name: Erick Huang Title: VP & General Manager

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SIGNATURES

Original Lender BANK SINOPAC, acting through its Hong Kong Branch (incorporated in Taiwan with limited liability) By: /s/ Tse Kin Wing Name: Tse Kin Wing Title: ACE & Head of Corporate Banking

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SIGNATURES

Original Lender Cathay United Bank By: /s/ Winfield Wong Name: Winfield Wong Title: Chief Executive Officer

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SIGNATURES

Original Lender Chang Hwa Commercial Bank Ltd. Offshore Banking Branch By: /s/ Li-Min, Cheng Name: Li-Min, Cheng Title: Vice President & General Manager

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SIGNATURES

Original Lender KGI Bank Co., Ltd. By: /s/ Jean Wu Name: Jean Wu Title: Executive Vice President

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SIGNATURES

Original Lender The Export-Import Bank of the Republic of China By: /s/ MS. Cheng Shiu Ru Name: MS. Cheng Shiu Ru Title: Senior Vice President& General Manager Dept. of loan Guarantee
Original Lender The Export-Import Bank of the Republic of China By: /s/ MS. Wu Meng Hsia Name: MS. Wu Meng Hsia Title: Vice President& Deputy Manager Dept. of loan Guarantee

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SIGNATURES

Original Lender The Shanghai Commercial & Savings Bank, Ltd. Offshore Banking Branch By: /s/ Kevin Shiao Name: Kevin Shiao Title: Senior Vice President
Original Lender The Shanghai Commercial & Savings Bank, Ltd. Offshore Banking Branch By: /s/ James Chen Name: James Chen Title: Senior Deputy EVP & Regional Manager

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SIGNATURES

Original Lender Woori Bank Singapore Branch By: /s/ Yang Seung Yong Name: Yang Seung Yong Title: General Manager

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SIGNATURES

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SIGNATURES

Facility Agent Wilmington Trust (London) Limited By: /s/ Chris Hurford Name: Chris Hurford Title: Vice President

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SIGNATURES

Borrower Terapon Funding Designated Activity Company By: /s/ Ken Faulkner Name: Ken Faulkner Title: Attorney

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